Exhibit 15.1

Ericsson Annual Report on Form 20-F 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Telefonaktiebolaget LM Ericsson (publ)

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders equity and cash flows present fairly, in all material respects, the financial position of Telefonaktiebolaget LM Ericsson and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and in conformity with International Financial Reporting Standards as adopted by the European Union. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in “Management’s Report on Internal Control over Financial Reporting”. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and International Standards on Auditing. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Stockholm, April 8, 2014

By:	/s/ PricewaterhouseCoopers
Name:	PricewaterhouseCoopers AB

Ericsson Annual Report on Form 20-F 2013

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED INCOME STATEMENT

January–December, SEK million	Notes	2013	2012		2011
Net sales	C3, C4	227,376	227,779		226,921
Cost of sales		–151,005	–155,699		–147,200

Gross income		76,371	72,080		79,721
Gross margin (%)		33.6%	31.6%		35.1%
Research and development expenses		–32,236	–32,833		–32,638
Selling and administrative expenses		–26,273	–26,023		–26,683

Operating expenses		–58,509	–58,856		–59,321
Other operating income and expenses	C6	113	8,965	1)	1,278

Operating income before shares in earnings of joint ventures and associated companies		17,975	22,189		21,678
Operating margin before shares in earnings of joint ventures and associated companies (%)		7.9%	9.7%		9.6%
Share in earnings of joint ventures and associated companies	C3, C12	–130	–11,731		–3,778

Operating income		17,845	10,458		17,900
Financial income	C7	1,346	1,708		2,882
Financial expenses	C7	–2,093	–1,984		–2,661

Income after financial items		17,098	10,182		18,121
Taxes	C8	–4,924	–4,244		–5,552

Net income		12,174	5,938		12,569

Net income attributable to:
Stockholders of the Parent Company		12,005	5,775		12,194
Non-controlling interest		169	163		375
Other information
Average number of shares, basic (million)	C9	3,226	3,216		3,206
Earnings per share attributable to stockholders of the Parent Company, basic (SEK)2)	C9	3.72	1.80		3.80
Earnings per share attributable to stockholders of the Parent Company, diluted (SEK)2)	C9	3.69	1.78		3.77

1)	Includes gain on sale of Sony Ericsson of SEK 7.7 billion.
2)	Based on Net income attributable to stockholders of the Parent Company.

Ericsson Annual Report on Form 20-F 2013

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

January–December, SEK million	2013	2012	2011
Net income	12,174	5,938	12,569

Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurements of defined benefits pension plans including asset ceiling	3,214	–451	–6,963
Tax on items that will not be reclassified to profit or loss	–1,235	–59	1,810
Items that may be reclassified to profit or loss
Cash flow hedges
Gains/losses arising during the period	251	1,668	996
Reclassification adjustments for gains/losses included in profit or loss	–1,072	–568	–2,028
Adjustments for amounts transferred to initial carrying amount of hedged items	—	92	—
Revaluation of other investments in shares and participations
Fair value remeasurement	71	6	—
Changes in cumulative translation adjustments	–1,687	–3,947	–964
Share of other comprehensive income of joint ventures and associated companies	–14	–486	–262
Tax on items that may be reclassified to profit or loss	179	–363	348

Total other comprehensive income, net of tax	–293	–4,108	–7,063

Total comprehensive income	11,881	1,830	5,506

Total comprehensive income attributable to:
Stockholders of the Parent Company	11,712	1,716	5,081
Non-controlling interests	169	114	425

Ericsson Annual Report on Form 20-F 2013

CONSOLIDATED BALANCE SHEET

December 31, SEK million	Notes	2013	2012
Assets
Non-current assets
Intangible assets	C10
Capitalized development expenses		3,348	3,840
Goodwill		31,544	30,404
Intellectual property rights, brands and other intangible assets		12,815	15,202

Property, plant and equipment	C11, C26, C27	11,433	11,493
Financial assets
Equity in joint ventures and associated companies	C12	2,568	2,842
Other investments in shares and participations	C12	505	386
Customer finance, non-current	C12	1,294	1,290
Other financial assets, non-current	C12	5,684	3,964
Deferred tax assets	C8	9,103	12,321

		78,294	81,742
Current assets
Inventories	C13	22,759	28,802

Trade receivables	C14	71,013	63,660
Customer finance, current	C14	2,094	4,019
Other current receivables	C15	17,941	20,065
Short-term investments	C20	34,994	32,026
Cash and cash equivalents	C25	42,095	44,682

		190,896	193,254
Total assets		269,190	274,996

Equity and liabilities
Equity
Stockholders’ equity	C16	140,204	136,883
Non-controlling interest in equity of subsidiaries		1,419	1,600

		141,623	138,483
Non-current liabilities
Post-employment benefits1)	C17	9,825	9,503
Provisions, non-current	C18	222	211
Deferred tax liabilities	C8	2,650	3,120
Borrowings, non-current	C19, C20	22,067	23,898
Other non-current liabilities		1,459	2,377

		36,223	39,109
Current liabilities
Provisions, current	C18	5,140	8,427
Borrowings, current	C19, C20	7,388	4,769
Trade payables	C22	20,502	23,100
Other current liabilities1)	C21	58,314	61,108

		91,344	97,404
Total equity and liabilities2)		269,190	274,996

1)	As of January 1, 2013 the provision for the Swedish special payroll taxes, amounting to SEK 1.8 billion, which was previously included in Other current liabilities, has been re-classified as pension liability in line with the implementation of IAS 19R.
2)	Of which interest-bearing liabilities and post-employment benefits SEK 39,280 (38,170) million.

Ericsson Annual Report on Form 20-F 2013

CONSOLIDATED STATEMENT OF CASH FLOWS

January–December, SEK million	Notes	2013	2012		2011
Operating activities
Net income		12,174	5,938		12,569
Adjustments to reconcile net income to cash	C25	9,828	13,077		12,613

		22,002	19,015		25,182

Changes in operating net assets
Inventories		4,868	2,752		–3,243
Customer finance, current and non-current		1,809	–1,259		74
Trade receivables		–8,504	–1,103		–1,700
Trade payables		–2,158	–1,311		–1,648
Provisions and post-employment benefits		–3,298	–1,920		–5,695
Other operating assets and liabilities, net		2,670	5,857		–2,988

		–4,613	3,016		–15,200

Cash flow from operating activities		17,389	22,031		9,982

Investing activities
Investments in property, plant and equipment	C11	–4,503	–5,429		–4,994
Sales of property, plant and equipment		378	568		386
Acquisitions of subsidiaries and other operations	C25, C26	–3,147	–11,529	1)	–3,181
Divestments of subsidiaries and other operations	C25, C26	465	9,452		53
Product development	C10	–915	–1,641		–1,515
Other investing activities		–1,330	1,540		–900
Short-term investments		–2,057	2,151		14,692

Cash flow from investing activities		–11,109	–4,888		4,541

Cash flow before financing activities		6,280	17,143		14,523

Financing activities
Proceeds from issuance of borrowings		5,956	8,969		2,076
Repayment of borrowings		–5,094	–9,670		–1,259
Proceeds from stock issue		—	159		—
Sale/repurchase of own shares		90	–93		92
Dividends paid		–9,153	–8,632		–7,455
Other financing activities		–1,307	–118		52

Cash flow from financing activities		–9,508	–9,385		–6,494

Effect of exchange rate changes on cash		641	–1,752		–217
Net change in cash		–2,587	6,006		7,812

Cash and cash equivalents, beginning of period		44,682	38,676		30,864

Cash and cash equivalents, end of period	C25	42,095	44,682		38,676

1)	Includes payment of external loan of SEK -6.2 billion attributable to the acquisition of Telcordia.

Ericsson Annual Report on Form 20-F 2013

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Equity and Other comprehensive income 2013

SEK million	Capital stock	Additional paid in capital	Retained earnings		Stock- holders’ equity		Non- controlling interest	Total equity
January 1, 2013	16,526	24,731	95,626		136,883		1,600	138,483
Net income
Group	—	—	12,135		12,135		169	12,304
Joint ventures and associated companies	—	—	–130		–130		—	–130

Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurements related to post-employment benefits
Group	—	—	3,214		3,214		—	3,214
Tax on items that will not be reclassified to profit or loss	—	—	–1,235		–1,235		—	–1,235
Items that may be reclassified to profit or loss
Cash flow hedges
Gains/losses arising during the year
Group	—	—	251		251		—	251
Reclassification adjustments for gains/losses included in profit or loss	—	—	–1,072	1)	–1,072		—	–1,072
Revaluation of other investments in shares and participations
Group	—	—	71		71		—	71
Changes in cumulative translation adjustments
Group	—	—	–1,687	2)	–1,687		0	–1,687
Joint ventures and associated companies	—	—	–14		–14		—	–14
Tax on items that may be reclassified to profit or loss3)	—	—	179		179		—	179

Total other comprehensive income, net of tax	—	—	–293		–293		—	–293

Total comprehensive income	—	—	11,712		11,712		169	11,881

Transactions with owners
Stock issue	—	—	—		—		—	—
Sale/repurchase of own shares	—	—	90		90		—	90
Stock purchase plans
Group	—	—	388		388		—	388
Joint ventures and associated companies	—	—	—		—		—	—
Dividends paid	—	—	–8,863		–8,863	4)	–290	–9,153
Transactions with non-controlling interest	—	—	–6		–6		–60	–66

December 31, 2013	16,526	24,731	98,947		140,204		1,419	141,623

1)	SEK –754 million is recognized in Net sales, SEK –495 million is recognized in Cost of sales, SEK 177 million is recognized in R&D expenses.
2)	Changes in cumulative translation adjustments include changes regarding revaluation of goodwill in local currency of SEK –204 million (SEK –1,400 million in 2012 and SEK 46 million in 2011), gain/loss from hedging activities of foreign entities, SEK 0 million (SEK 0 million in 2012 and SEK 9 million in 2011), and realized gain/losses net from sold/liquidated companies, SEK –20 million (SEK –461 million in 2012 and SEK 192 million in 2011).
3)	For further disclosures, see Note C8, “Taxes.”
4)	Dividends paid per share amounted to SEK 2.75 (SEK 2.50 in 2012 and SEK 2.25 in 2011).

Ericsson Annual Report on Form 20-F 2013

Equity and Other comprehensive income 2012

SEK million	Capital stock	Additional paid in capital	Retained earnings	Stock- holders’ equity	Non- controlling interest	Total equity
January 1, 2012	16,367	24,731	102,007	143,105	2,165	145,270
Net income
Group	—	—	17,411	17,411	163	17,574
Joint ventures and associated companies	—	—	–11,636	–11,636	—	–11,636

Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurements related to post-employment benefits
Group	—	—	–451	–451	—	–451
Joint ventures and associated companies	—	—	50	50	—	50
Tax on items that will not be reclassified to profit or loss	—	—	–59	–59	—	–59
Items that may be reclassified to profit or loss
Cash flow hedges
Gains/losses arising during the year
Group	—	—	1,668	1,668	—	1,668
Joint ventures and associated companies	—	—	–25	–25	—	–25
Reclassification adjustments for gains/losses included in profit or loss	—	—	–568	–568	—	–568
Adjustments for amounts transferred to initial carrying amount of hedged items	—	—	92	92	—	92
Revaluation of other investments in shares and participations
Group	—	—	6	6	—	6
Changes in cumulative translation adjustments
Group	—	—	–3,898	–3,898	–49	–3,947
Joint ventures and associated companies	—	—	–511	–511	—	–511
Tax on items that may be reclassified to profit or loss	—	—	–363	–363	—	–363

Total other comprehensive income, net of tax	—	—	–4,059	–4,059	–49	–4,108

Total comprehensive income	—	—	1,716	1,716	114	1,830

Transactions with owners
Stock issue	159	—	—	159	—	159
Sale/repurchase of own shares	—	—	–93	–93	—	–93
Stock purchase plans
Group	—	—	405	405	—	405
Joint ventures and associated companies	—	—	—	—	—	—
Dividends paid	—	—	–8,033	–8,033	–599	–8,632
Transactions with non-controlling interest	—	—	–376	–376	–80	–456

December 31, 2012	16,526	24,731	95,626	136,883	1,600	138,483

Ericsson Annual Report on Form 20-F 2013

Equity and Other comprehensive income 2011

SEK million	Capital stock	Additional paid in capital	Retained earnings	Stock- holders’ equity	Non- controlling interest	Total equity
January 1, 2011	16,367	24,731	104,008	145,106	1,679	146,785
Net income
Group	—	—	15,727	15,727	375	16,102
Joint ventures and associated companies	—	—	–3,533	–3,533	—	–3,533

Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurements related to post-employment benefits
Group	—	—	–6,963	–6,963	—	–6,963
Joint ventures and associated companies	—	—	–212	–212	—	–212
Tax on items that will not be reclassified to profit or loss	—	—	1,810	1,810	—	1,810
Items that may be reclassified to profit or loss
Cash flow hedges
Gains/losses arising during the year
Group	—	—	996	996	—	996
Joint ventures and associated companies	—	—	11	11	—	11
Reclassification adjustments for gains/losses included in profit or loss	—	—	–2,028	–2,028	—	–2,028
Changes in cumulative translation adjustments
Group	—	—	–1,014	–1,014	50	–964
Joint ventures and associated companies	—	—	–61	–61	—	–61
Tax on items that may be reclassified to profit or loss	—	—	348	348	—	348

Total other comprehensive income, net of tax	—	—	–7,113	–7,113	50	–7,063

Total comprehensive income	—	—	5,081	5,081	425	5,506

Transactions with owners
Sale of own shares	—	—	92	92	—	92
Stock purchase plans
Group	—	—	413	413	—	413
Joint ventures and associated companies	—	—	—	—	—	—
Dividends paid	—	—	–7,207	–7,207	–248	–7,455
Transactions with non-controlling interest	—	—	–380	–380	309	–71

December 31, 2011	16,367	24,731	102,007	143,105	2,165	145,270

Ericsson Annual Report on Form 20-F 2013

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

C1    SIGNIFICANT ACCOUNTING POLICIES

Introduction

The consolidated financial statements comprise Telefonaktiebolaget LM Ericsson, the Parent Company, and its subsidiaries (“the Company”) and the Company’s interests in joint ventures and associated companies. The Parent Company is domiciled in Sweden at Torshamnsgatan 21, SE-164 83 Stockholm.

The consolidated financial statements for the year ended December 31, 2013 have been prepared in accordance with International Financial Reporting Standards (IFRS) as endorsed by the EU and RFR 1 “Additional rules for Group Accounting,” related interpretations issued by the Swedish Financial Reporting Board (Rådet för finansiell rapportering), and the Swedish Annual Accounts Act. For the financial reporting of 2013, the Company has applied IFRS as issued by the IASB (IFRS effective as of December 31, 2013) and with early application in relation to the amendment to IAS 36, “Impairment of assets” on recoverable amount disclosures. There is no difference between IFRS effective as of December 31, 2013, and IFRS as endorsed by the EU, nor is RFR 1 related interpretations issued by the Swedish Financial Reporting Board (Rådet för Finansiell Rapportering) or the Swedish Annual Accounts Act in conflict with IFRS, for all periods presented.

The financial statements were approved by the Board of Directors on March 5, 2014. The balance sheets and income statements are subject to approval by the Annual General Meeting of shareholders.

New standards, amendments of standards and interpretations, effective as from January 1, 2013 are as follows:

•

Amendment to IAS 1, “Financial statement presentation regarding Other comprehensive income”. The main change resulting from this amendment is a requirement for entities to group items presented in “other comprehensive income” (OCI) on the basis of whether or not they are potentially recycled to profit or loss (reclassification adjustments).

•

Amendment to IAS 19, “Employee benefits” eliminates the corridor approach and calculates finance costs on a net funding basis. The Company implemented the immediate and full recognition of actuarial gains/losses in “Other comprehensive income” (OCI) in 2006, meaning that the corridor method has not been applied by the Company as from that date and therefore the transition to the revised IAS 19 has not had an effect on the present obligation and equity except for the reclassification described below. The main issue to address is the implementation of the net interest cost/income, which integrates the interest cost and expected interest income on assets to be based on a common discount rate. The impact for fiscal year 2012 in relation to this amendment would have been an increase in pension costs for 2012 of SEK 0.4 billion if it had been restated.

The Company has addressed the taxes to be incorporated into the defined benefit obligation. The Swedish special payroll taxes have been reclassified from “Other current liabilities” to “Post-employment benefits” with an amount of SEK 1.8 billion as of January 1, 2013. The amendment also includes additional disclosure requirements on yearly financial and demographic assumptions, sensitivity analysis, duration and multi-employer plans.

•

Amendment to IFRS 7, “Financial instruments: Disclosures’ on asset and liability offsetting.” This amendment requires disclosure of gross amounts related to financial instruments for which offset has been made.

•

IFRS 10, “Consolidated financial statements.” The objective of IFRS 10 is to establish principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities to present consolidated financial statements. It defines the principle of control, and establishes control as the basis for consolidation. It sets out how to apply the principle of control to identify whether an investor controls an investee and therefore must consolidate the investee. An entity controls an investee if the entity has power over the investee, has the ability to use the power and is exposed to variable returns. It also sets out the accounting requirements for the preparation of consolidated financial statements.

•

IFRS 11, “Joint arrangements” focuses on the rights and obligations of the arrangement rather than its legal form. There are two types of joint arrangement: joint operations and joint ventures. Proportional consolidation of joint ventures is no longer allowed. The Company did not apply the proportionate consolidation method prior to 2013.

•

IFRS 12, “Disclosures of interests in other entities” includes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, structured entities and other off-balance-sheet vehicles as well as non-controlling interests in the subsidiaries of the Company. The conclusion from the Company’s adoption analysis of IFRS 12 is that as of December 31, 2013 the Company experienced no material impact as a result of this new standard that would require separate disclosures of non-controlling interests or associated companies or joint ventures as of this date. An exception to this relates to the Company’s ownership in the associated company Rockstar Inc.

•

IFRS 13, “Fair value measurement” does not extend the use of fair value accounting but provides guidance on how it should be applied where its use is already required or permitted by other standards within IFRS. This standard has also added disclosure requirements to IAS 34, Interim Financial Reporting, regarding the disclosure for financial instruments.

•

IAS 27 (revised 2011), “Separate financial statements” includes the provisions on separate financial statements that remain after the control provisions of IAS 27 have been included in the new IFRS 10.

•	IAS 28 (revised 2011), “Associates and joint ventures” includes the requirements for joint ventures, as well as associates, to be equity accounted following the issue of IFRS 11.

•

Amendment to IAS 36, “Impairment of assets” on recoverable amount disclosures. This amendment addresses the disclosure of information about the recoverable amount of impaired assets if that amount is based on fair value less costs of disposal.

None of the new or amended standards and interpretations have had any significant impact on the financial result or position nor on the disclosure of the Company.

For information on “New standards and interpretations not yet adopted,” refer to the end of this Note.

Ericsson Annual Report on Form 20-F 2013

Change of hedge accounting

Due to cost efficiency reasons the Company has changed the hedge accounting.

The Company hedges highly probable forecast transactions related to sales and purchases with the purpose to limit the impact related to currency fluctuations on these forecasted transactions. This will not be changed.

The Company has, however, decided to discontinue hedge accounting for this type of hedges. Until 2012 the Company applied cash flow hedge accounting for highly probable forecast transactions. Revaluation of these hedges (incepted prior to January 1, 2013) has, prior to release, been reported under “Other comprehensive income” and is at release recycled to Sales, Cost of sales and R&D expenses respectively.

As from 2013, revaluation of new hedges (inception as from January 1, 2013) is reported under “Other operating income and expenses” in the Income statement.

Basis of presentation

The financial statements are presented in millions of Swedish Krona (SEK). They are prepared on a historical cost basis, except for certain financial assets and liabilities that are stated at fair value: derivative financial instruments, financial instruments held for trading, financial instruments classified as available-for-sale and plan assets related to defined benefit pension plans. Financial information in the consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of cash flows and the consolidated statement of changes in equity with related notes are presented with two comparison years while for the consolidated balance sheet financial information with related notes is presented with only one comparison year.

Basis of consolidation and composition of the group

The consolidated financial statements are prepared in accordance with the purchase method. Accordingly, consolidated stockholders’ equity includes equity in subsidiaries, joint ventures and associated companies earned only after their acquisition.

As from January 1, 2013, subsidiaries are all companies for which Telefonaktiebolaget LM Ericsson, directly or indirectly, is the parent. To be classed as a parent, Telefonaktiebolaget LM Ericsson, directly or indirectly, must control another company which requires that the Parent Company has power over that other company, is exposed to variable returns from its involvement and has the ability to use its power over that other company. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that such control ceases.

Before 2013, subsidiaries were all companies in which Telefonaktiebolaget LM Ericsson, directly or indirectly, had an ownership interest, including effective potential voting rights; companies over which the Company had the power to govern the financial and operating policies generally associated with ownership of more than one half of the voting rights; or companies over which Telefonaktiebolaget LM Ericsson, directly or indirectly, by agreement had control. The financial statements of subsidiaries were included in the consolidated financial statements from the date that control commenced until the date that control ceases. The change as from 2013 was made due to a change of IFRS, as disclosed under Introduction: see IFRS 10, “Consolidated financial statements.”

Intra-group balances and any unrealized income and expense arising from intra-group transactions are fully eliminated in preparing the consolidated financial statements. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

The Company is composed of a parent company, Telefonaktiebolaget LM Ericsson, with generally fully-owned subsidiaries in many countries of the world. The largest operating subsidiaries are the fully-owned telecom vendor companies Ericsson AB, incorporated in Sweden and Ericsson Inc., incorporated in the US.

Business combinations

At the acquisition of a business, the cost of the acquisition, being the purchase price, is measured as the fair value of the assets given, and liabilities incurred or assumed at the date of exchange, including any cost related to contingent consideration. Transaction costs attributable to the acquisition are expensed as incurred. The acquisition cost is allocated to acquired assets, liabilities and contingent liabilities based upon appraisals made, including assets and liabilities that were not recognized on the acquired entity’s balance sheet, for example intangible assets such as customer relations, brands, patents and financial liabilities. Goodwill arises when the purchase price exceeds the fair value of recognizable acquired net assets. In acquisitions with non-controlling interests full or partial goodwill can be recognized. Final amounts are established within one year after the transaction date at the latest.

In case there is a put option for non-controlling interest in a subsidiary a corresponding financial liability is recognized.

Non-controlling interest

The Company treats transactions with non-controlling interests as transactions with equity owners of the Company. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

When the Company ceases to have control, any retained interest in the entity is remeasured to its fair value, with the change in carrying amount recognized in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest in an associate, joint venture or financial asset. In addition, any amounts previously recognized in Other comprehensive income in respect of that entity are accounted for as if the Company had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in Other comprehensive income are reclassified to profit or loss.

At acquisition, there is a choice on an acquisition-by-acquisition basis to measure the non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

Joint ventures and associated companies

Both joint ventures and associated companies are accounted for in accordance with the equity method. Under the equity method, the investment in an associate or joint venture is initially recognized at cost and the carrying amount is increased or decreased to recognize the investor’s share of the profit or loss of the investee after the date of acquisition. If the Company’s interest in an associated company or joint venture is nil, the Company shall not, as prescribed by IFRS, recognize its part of any future losses. Provisions related to obligations for such an interest shall, however, be recognized in relation to such an interest.

As from January 1, 2013, JVs are classed as ownership interests under which the Company has joint control of another company, as prescribed under IFRS 11, “Joint Arrangements,” a new standard effective as from 2013: see Introduction. Prior to 2013, JVs were classed as ownership interests where a joint influence was obtained through agreement. IFRS 11 has not changed the Company’s accounting treatment of JVs.

Investments in associated companies, i.e. when the Company has significant influence and the power to participate in the financial and operating policy decisions of the associated company, but is not in

Ericsson Annual Report on Form 20-F 2013

control or joint control over those policies. Normally this is the case in voting stock interest, including effective potential voting rights, which stand at at least 20% but not more than 50%.

The Company’s share of income before taxes is reported in item “Share in earnings of joint ventures and associated companies”, included in Operating Income. This reflects the fact that these interests are held for operating rather than investing or financial purposes. Ericsson’s share of income taxes related to joint ventures and associated companies is reported under the line item Taxes in the income statement.

Unrealized gains on transactions between the Company and its associated companies and joint ventures are eliminated to the extent of the Company’s interest in these entities. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Shares in earnings of joint ventures and associated companies included in consolidated equity which are undistributed are reported in Retained earnings in the balance sheet.

Impairment testing as well as recognition or reversal of impairment of investments in each joint venture is performed in the same manner as for intangible assets other than goodwill. The entire carrying value of each investment, including goodwill, is tested as a single asset. See also description under “Intangible assets other than goodwill” below.

If the ownership interest in an associate is reduced but significant influence is retained, only a proportionate share of the amounts previously recognized in Other comprehensive income are reclassified to profit or loss where appropriate.

In Note C2, “Critical Accounting Estimates and Judgments,” further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Foreign currency remeasurement and translation

Items included in the financial statements of each entity of the Company are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in Swedish Krona (SEK), which is the Parent Company’s functional and presentation currency.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of each respective transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement, unless deferred in Other comprehensive income under the hedge accounting practices as described below.

Changes in the fair value of monetary securities denominated in foreign currency classified as available-for-sale are analyzed between translation differences resulting from changes in the amortized cost of the security and other changes in the carrying amount of the security. Translation differences related to changes in the amortized cost are recognized in profit or loss, and other changes in the carrying amount are recognized in OCI.

Translation differences on non-monetary financial assets and liabilities are reported as part of the fair value gain or loss.

Group companies

The results and financial position of all the group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet

•	Income and expenses for each income statement are translated at average exchange rates

•	All resulting net exchange differences are recognized as a separate component of OCI.

On consolidation, exchange differences arising from the translation of the net investment in foreign operations, and of borrowings and other currency instruments designated as hedges of such investments, are accounted for in OCI. When a foreign operation is partially disposed of or sold, exchange differences that were recorded in OCI are recognized in the income statement as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

There is no significant impact due to any currency of a hyperinflationary economy.

Statement of cash flows

The statement of cash flow is prepared in accordance with the indirect method. Cash flows in foreign subsidiaries are translated at the average exchange rate during the period. Payments for subsidiaries acquired or divested are reported as cash flow from investing activities, net of cash and cash equivalents acquired or disposed of, respectively.

Cash and cash equivalents consist of cash, bank, and short-term investments that are highly liquid monetary financial instruments with a remaining maturity of three months or less at the date of acquisition.

Revenue recognition

Background

The Company offers a comprehensive portfolio of telecommunication and data communication systems, professional services, and multimedia solutions. Products, both hardware and software as well as services, are in general standardized. The impact of this is that any acceptance terms are normally only formal requirements. In Note C3, “Segment information,” the Company’s products and services are disclosed in more detail as per operating segment.

The Company’s products and services are generally sold under delivery-type or multi-year recurring services contracts. The delivery type contracts often contain content from more than one segment.

Accounting treatment

Sales are based on fair values of consideration received and recorded net of value added taxes, goods returned and estimated trade discounts. Revenue is recognized when risks and rewards have been transferred to the customer, with reference to all significant contractual terms, when:

•	The product or service has been delivered

•	The revenue amount is fixed or determinable

•	The customer has received and activation has been made of separately sold software

•	Collection is reasonably assured

Estimations of contractual performance criteria impact the timing and amounts of revenue recognized and may therefore defer revenue recognition until the performance criteria are met. The profitability of contracts is periodically assessed, and provisions for any estimated losses are made immediately when losses are probable.

Allocation and/or timing criteria specific to each type of contract are:

•

Delivery-type contracts – These contracts relate to delivery, installation, integration of products and provision of related services, normally under multiple elements contracts. Under multiple elements contracts, accounting is based on that the revenue recognition criteria are applied to the separately identifiable components of the contract. Revenue, including the impact of any discount or rebate, is allocated to each element based on relative fair values. Networks, Global Services and Support Solutions have contracts that relate to this type of arrangement.

Ericsson Annual Report on Form 20-F 2013

•

Contracts for services – These relate to multi-year service contracts such as support – and managed service contracts and other types of recurring services. Revenue is recognized when the services have been provided, generally pro rata over the contract period. Global Services has contracts that relate to this type of arrangement.

•

Contracts generating license fees from third parties for the use of the Company’s intellectual property rights – License fees are normally measured as a percentage of sales or currency amount per unit and recognized over the license period as the amount of the consideration becomes reasonably certain. Networks and Support Solutions have contracts that relate to this type of arrangement.

For sales between consolidated companies, associated companies, joint ventures and segments, the Company applies arm’s length pricing.

In Note C2, “Critical accounting estimates and judgments,” a further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Earnings per share

Basic earnings per share are calculated by dividing net income attributable to stockholders of the Parent Company by the weighted average number of shares outstanding (total number of shares less treasury stock) during the year.

Diluted earnings per share are calculated by dividing net income attributable to stockholders of the Parent Company, when appropriate adjusted by the sum of the weighted average number of ordinary shares outstanding and dilutive potential ordinary shares. Potential ordinary shares are treated as dilutive when, and only when, their conversion to ordinary shares would decrease earnings per share.

Rights to matching shares are considered dilutive when the actual fulfillment of any performance conditions as of the reporting date would give a right to ordinary shares.

Financial assets

Financial assets are recognized when the Company becomes a party to the contractual provisions of the instrument. Regular purchases and sales of financial assets are recognized on the settlement date.

Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Separate assets or liabilities are recognized if any rights and obligations are created or retained in the transfer.

The Company classifies its financial assets in the following categories: at fair value through profit or loss, loans and receivables, and available-for-sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

Financial assets are initially recognized at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Financial assets carried at fair value through profit or loss are initially recognized at fair value, and transaction costs are expensed in the income statement.

The fair values of quoted financial investments and derivatives are based on quoted market prices or rates. If official rates or market prices are not available, fair values are calculated by discounting the expected future cash flows at prevailing interest rates. Valuations of foreign exchange options and Interest Rate Guarantees (IRG) are made by using the Black-Scholes formula. Inputs to the valuations are market prices for implied volatility, foreign exchange and interest rates.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling or repurchasing in the near term.

Derivatives are classified as held for trading, unless they are designated as hedges. Assets in this category are classified as current assets.

Gains or losses arising from changes in the fair values of the “Financial assets at fair value through profit or loss” category (excluding derivatives) are presented in the income statement within Financial income in the period in which they arise. Derivatives are presented in the income statement either as Cost of sales, Other operating income, Financial income or Financial expense, depending on the intent with the transaction.

Loans and receivables

Receivables, including those that relate to customer financing, are subsequently measured at amortized cost using the effective interest rate method, less allowances for impairment charges. Trade receivables include amounts due from customers. The balance represents amounts billed to customers as well as amounts where risk and rewards have been transferred to the customer but the invoice has not yet been issued.

Collectability of the receivables is assessed for purposes of initial revenue recognition.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless management intends to dispose of the investment within 12 months of the balance sheet date.

Dividends on available-for-sale equity instruments are recognized in the income statement as part of financial income when the Company’s right to receive payments is established.

Changes in the fair value of monetary securities denominated in a foreign currency and classified as available-for-sale are analyzed between translation differences resulting from changes in the amortized cost of the security and other changes in the carrying amount of the security. Translation differences on monetary securities are recognized in profit or loss; translation differences on non-monetary securities are recognized in OCI. Changes in the fair value of monetary and non-monetary securities classified as available-for-sale are recognized in OCI. When securities classified as available-for-sale are sold or impaired, the accumulated fair value adjustments previously recognized in OCI are included in the income statement.

Impairment

At each balance sheet date, the Company assesses whether there is objective evidence that a financial asset or a group of financial assets is impaired. In the case of equity securities classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered as evidence that the security is impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss – is removed from OCI and recognized in the income statement. Impairment losses recognized in the income statement on equity instruments are not reversed through the income statement.

An assessment of impairment of receivables is performed when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivable. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the asset is reduced through the use of

Ericsson Annual Report on Form 20-F 2013

an allowance account, and the amount of the loss is recognized in the income statement within selling expenses. When a trade receivable is finally established as uncollectible, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited to selling expenses in the income statement.

Financial liabilities

Financial liabilities are recognized when the Company becomes bound to the contractual obligations of the instrument.

Financial liabilities are derecognized when they are extinguished, i.e. when the obligation specified in the contract is discharged, cancelled or expires.

Borrowings

Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method.

Borrowings are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

Trade payables

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Hedge accounting

When applying hedge accounting, derivatives are initially recognized at fair value at trade date and subsequently re-measured at fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and, if so, the nature of the item being hedged. The Company designates certain derivatives as either:

a)	Fair value hedges: a hedge of the fair value of recognized liabilities;

b)	Cash flow hedges: a hedge of a particular risk associated with a highly probable forecast transaction; or

c)	Net investment hedges: a hedge of a net investment in a foreign operation.

At the inception of the hedge, the Company documents the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Company also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of the hedged items.

The fair values of various derivative instruments used for hedging purposes are disclosed in Note C20, “Financial risk management and financial instruments.” Movements in the hedging reserve in OCI are shown in Note C16, “Equity and other comprehensive income.”

The fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months, and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as current assets or liabilities.

As disclosed under Introduction in this note, the Company has decided to discontinue hedge accounting for certain derivatives, as for new transactions dated January 1st, 2013 or later.

Fair value hedges

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, when hedge accounting is applied. The Company only applies fair value hedge accounting for hedging fixed interest risk on borrowings. Both gains and losses relating to the interest rate swaps hedging fixed rate borrowings and the changes in the fair value of the hedged fixed rate borrowings attributable to interest rate risk are recognized in the income statement within Financial expenses. If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to the income statement over the remaining period to maturity.

Cash flow hedges

When applying hedge accounting, the effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in OCI. The gain or loss relating to an ineffective portion is recognized immediately in the income statement within Financial income or expense.

Amounts deferred in OCI are recycled in the income statement in the periods when the hedged item affects profit or loss (for example, when the forecast sale that is hedged takes place), either in Net sales or Cost of sales. When the forecast transaction that is hedged results in the recognition of a non-financial asset (for example, inventory or fixed assets), the gains and losses previously deferred in OCI are transferred from OCI and included in the initial measurement of the cost of the asset. The deferred amounts are ultimately recognized in Cost of sales in case of inventory or in Depreciation in case of fixed assets. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss which at that time remains in OCI is recognized in the income statement when the forecast transaction is ultimately recognized. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in OCI is immediately transferred to the income statement within financial income or expense.

Net investment hedges

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in the cumulative translation adjustment (CTA). A gain or loss relating to an ineffective portion is recognized immediately in the income statement within Financial income or expense. Gains and losses deferred in CTA are included in the income statement when the foreign operation is partially disposed of or sold.

Financial guarantees

Financial guarantee contracts are initially recognized at fair value (i.e. usually the fee received). Subsequently, these contracts are measured at the higher of:

•	The amount determined as the best estimate of the net expenditure required to settle the obligation according to the guarantee contract.

•	The recognized contractual fee less cumulative amortization when amortized over the guarantee period, using the straight-line-method.

•	The best estimate of the net expenditure comprising future fees and cash flows from subrogation rights.

Inventories

Inventories are measured at the lower of cost or net realizable value on a first-in, first-out (FIFO) basis.

Risks of obsolescence have been measured by estimating market value based on future customer demand and changes in technology and customer acceptance of new products.

A significant part of Inventories is Contract work in progress (CWIP). Recognition and derecognition of CWIP relates to the Company’s revenue recognition principles meaning that costs incurred under

Ericsson Annual Report on Form 20-F 2013

a customer contract are recognized as CWIP. When revenue is recognized, CWIP is derecognized and is instead recognized as Cost of sales.

In Note C2, “Critical accounting estimates and judgments,” further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Intangible assets

Intangible assets other than goodwill

Intangible assets other than goodwill comprise acquired intangible assets, such as patents, customer relations, trademarks and software, as well as capitalized development expenses and separately acquired intangible assets, mainly consisting of software. At initial recognition, acquired intangible assets related to business combinations are stated at fair value and capitalized development expenses and software are stated at cost. Subsequent to initial recognition, separately acquired intangible assets, mainly software and capitalized development expenses, are stated at initially recognized amounts less accumulated amortization and any impairment. Amortization and any impairment losses are included in Research and development expenses, which mainly consists of capitalized development expenses and patents; in Selling and administrative expenses, which mainly consists of expenses relating to customer relations and brands; and in Cost of sales.

Costs incurred for development of products to be sold, leased or otherwise marketed or intended for internal use are capitalized as from when technological and economic feasibility has been established until the product is available for sale or use. Research and development expenses directly related to orders from customers are accounted for as a part of Cost of sales. Other research and development expenses are charged to income as incurred. Amortization of acquired intangible assets, such as patents, customer relations, trademarks and software, is made according to the straight-line method over their estimated useful lives, not exceeding ten years. However, if the economic benefit related to an item of intangible assets is front-end loaded the amortization method reflects this. Thus, the amortization for such an item is amortized on a digressive curve basis and the asset value decreases by higher amounts in the beginning of its useful life compared to the end.

The Company has not recognized any intangible assets with indefinite useful life other than goodwill.

Impairment tests are performed whenever there is an indication of possible impairment. However, intangible assets not yet available for use are tested annually. An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. The recoverable amount is the higher of the value in use and the fair value less costs to sell. In assessing value in use, the estimated future cash flows after tax are discounted to their present value using an after-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Application of after tax amounts in calculation, both in relation to cash flows and discount rate is applied due to that available models for calculating discount rate include a tax component. The after tax discount rate applied by the Company is not materially different from a discounting based on before-tax future cash flows and before-tax discount rates, as required by IFRS.

Corporate assets have been allocated to cash-generating units in relation to each unit’s proportion of total net sales. The amount related to corporate assets is not significant. Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amounts and if the recoverable amount is higher than the carrying value. An impairment loss is reversed only to the extent that the asset’s carrying amount after reversal does not exceed the carrying amount, net of amortization, which would have been reported if no impairment loss had been recognized.

In Note C2, “Critical accounting estimates and judgments,” further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Goodwill

As from the acquisition date, goodwill acquired in a business combination is allocated to each cash-generating unit (CGU) of the Company expected to benefit from the synergies of the combination. The Company’s four operating segments have been identified as CGUs. Goodwill is assigned to three of them: Networks, Global Services and Support Solutions.

An annual impairment test for the CGUs to which goodwill has been allocated is performed in the fourth quarter, or when there is an indication of impairment. Impairment testing as well as recognition of impairment of goodwill is performed in the same manner as for intangible assets other than goodwill: see description under “Intangible assets other than goodwill” above. An impairment loss in respect of goodwill is not reversed.

Additional disclosure is required in relation to goodwill impairment testing: see Note C2, “Critical accounting estimates and judgments” below and Note C10, “Intangible assets.”

Property, plant and equipment

Property, plant and equipment consist of real estate, machinery and other technical assets, other equipment, tools and installation and construction in process and advance payment. They are stated at cost less accumulated depreciation and any impairment losses.

Depreciation is charged to income, generally on a straight-line basis, over the estimated useful life of each component of an item of property, plant and equipment, including buildings. Estimated useful lives are, in general, 25–50 years for real estate and 3–10 years for machinery and equipment. Depreciation and any impairment charges are included in Cost of sales, Research and development or Selling and administrative expenses.

The Company recognizes in the carrying amount of an item of property, plant and equipment the cost of replacing a component and derecognizes the residual value of the replaced component.

Impairment testing as well as recognition or reversal of impairment of property, plant and equipment is performed in the same manner as for intangible assets other than goodwill: see description under “Intangible assets other than goodwill” above.

Gains and losses on disposals are determined by comparing the proceeds less cost to sell with the carrying amount and are recognized within Other operating income and expenses in the income statement.

Leasing

Leasing when the Company is the lessee

Leases on terms in which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition, the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that type of asset, although the depreciation period must not exceed the lease term.

Other leases are operating leases, and the leased assets under such contracts are not recognized on the balance sheet. Costs under operating leases are recognized in the income statement on a straight-line basis over the term of the lease. Lease incentives received are recognized as an integral part of the total lease expense, over the term of the lease.

Ericsson Annual Report on Form 20-F 2013

Leasing when the Company is the lessor

Leasing contracts with the Company as lessor are classified as finance leases when the majority of risks and rewards are transferred to the lessee, and otherwise as operating leases. Under a finance lease, a receivable is recognized at an amount equal to the net investment in the lease and revenue is recognized in accordance with the revenue recognition principles.

Under operating leases the equipment is recorded as property, plant and equipment and revenue as well as depreciation is recognized on a straight-line basis over the lease term.

Income taxes

Income taxes in the consolidated financial statements include both current and deferred taxes. Income taxes are reported in the income statement unless the underlying item is reported directly in equity or OCI. For those items, the related income tax is also reported directly in equity or OCI. A current tax liability or asset is recognized for the estimated taxes payable or refundable for the current year or prior years.

Deferred tax is recognized for temporary differences between the book values of assets and liabilities and their tax values and for tax loss carry-forwards. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences and tax loss carry-forwards can be utilized. In the recognition of income taxes, the Company offsets current tax receivables against current tax liabilities and deferred tax assets against deferred tax liabilities in the balance sheet, when the Company has a legal right to offset these items and the intention to do so. Deferred tax is not recognized for the following temporary differences: goodwill not deductible for tax purposes, for the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, and for differences related to investments in subsidiaries when it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax is measured at the tax rate that is expected to be applied to the temporary differences when they reverse, based on the tax laws that have been enacted or substantively enacted by the reporting date. An adjustment of deferred tax asset/liability balances due to a change in the tax rate is recognized in the income statement, unless it relates to a temporary difference earlier recognized directly in equity or OCI, in which case the adjustment is also recognized in equity or OCI.

The measurement of deferred tax assets involves judgment regarding the deductibility of costs not yet subject to taxation and estimates regarding sufficient future taxable income to enable utilization of unused tax losses in different tax jurisdictions. All deferred tax assets are subject to annual review of probable utilization. The largest amounts of tax loss carry-forwards relate to Sweden, which have an indefinite period of utilization.

In Note C2, “Critical accounting estimates and judgments,” further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Provisions and contingent liabilities

Provisions are made when there are legal or constructive obligations as a result of past events and when it is probable that an outflow of resources will be required to settle the obligations and the amounts can be reliably estimated. When the effect of the time value of money is material, discounting is made of estimated outflows. However, the actual outflows as a result of the obligations may differ from such estimates.

The provisions are mainly related to warranty commitments, restructuring, customer projects and other obligations, such as unresolved income tax and value added tax issues, claims or obligations as a result of patent infringement and other litigations, supplier claims and customer finance guarantees.

Product warranty commitments consider probabilities of all material quality issues based on historical performance for established products and expected performance for new products, estimates of repair cost per unit, and volumes sold still under warranty up to the reporting date.

A restructuring obligation is considered to have arisen when the Company has a detailed formal plan for the restructuring (approved by management), which has been communicated in such a way that a valid expectation has been raised among those affected.

Project-related provisions include estimated losses on onerous contracts, contractual penalties and undertakings. For losses on customer contracts, a provision equal to the total estimated loss is recorded when a loss from a contract is anticipated and possible to estimate reliably. These contract loss estimates include any probable penalties to a customer under a loss contract.

Other provisions include provisions for unresolved tax issues, litigations, supplier claims, customer finance and other provisions. The Company provides for estimated future settlements related to patent infringements based on the probable outcome of each infringement. The actual outcome or actual cost of settling an individual infringement may vary from the Company’s estimate.

The Company estimates the outcome of any potential patent infringement made known to the Company through assertion and through the Company’s own monitoring of patent-related cases in the relevant legal systems. To the extent that the Company makes the judgment that an identified potential infringement will more likely than not result in an outflow of resources, the Company records a provision based on the Company’s best estimate of the expenditure required to settle with the counterpart.

In the ordinary course of business, the Company is subject to proceedings, lawsuits and other unresolved claims, including proceedings under laws and government regulations and other matters. These matters are often resolved over a long period of time. The Company regularly assesses the likelihood of any adverse judgments in or outcomes of these matters, as well as potential ranges of possible losses. Provisions are recognized when it is probable that an obligation has arisen and the amount can be reasonably estimated based on a detailed analysis of each individual issue.

Certain present obligations are not recognized as provisions as it is not probable that an economic outflow will be required to settle the obligation or the amount of the obligation cannot be measured with sufficient reliability. Such obligations are reported as contingent liabilities. For further detailed information, see Note C24, “Contingent liabilities.” In Note C2, “Critical accounting estimates and judgments,” further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Post-employment benefits

Pensions and other post-employment benefits are classified as either defined contribution plans or defined benefit plans. Under a defined contribution plan, the Company’s only obligation is to pay a fixed amount to a separate entity (a pension trust fund) with no obligation to pay further contributions if the fund does not hold sufficient assets to pay all employee benefits. The related actuarial and investment risks fall on the employee. The expenditures for defined contribution plans are recognized as expenses during the period when the employee provides service.

Under a defined benefit plan, it is the Company’s obligation to provide agreed benefits to current and former employees. The related actuarial and investment risks fall on the Company.

As from January 1, 2013, the present value of the defined benefit obligations for current and former employees is calculated using the Projected Unit Credit Method. The discount rate for each country is determined by reference to market yields on high-quality corporate

Ericsson Annual Report on Form 20-F 2013

bonds that have maturity dates approximating the terms of the Company’s obligations. In countries where there is no deep market in such bonds, the market yields on government bonds are used. The calculations are based upon actuarial assumptions, assessed on a quarterly basis, and are as a minimum prepared annually. Actuarial assumptions are the Company’s best estimate of the variables that determine the cost of providing the benefits. When using actuarial assumptions, it is possible that the actual results will differ from the estimated results or that the actuarial assumptions will change from one period to another. These differences are reported as actuarial gains and losses. They are, for example, caused by unexpectedly high or low rates of employee turnover, changed life expectancy, salary changes and changes in the discount rate. Actuarial gains and losses are recognized in OCI in the period in which they occur. The Company’s net liability for each defined benefit plan consists of the present value of pension commitments less the fair value of plan assets and is recognized net on the balance sheet. When the result is a net benefit to the Company, the recognized asset is limited to the present value of any future refunds from the plan or reductions in future contributions to the plan.

Interest cost on the defined benefit obligation and interest income on plan assets is calculated as a net interest amount by applying the discount rate to the net defined benefit liability. All past service costs are recognized immediately. Swedish special payroll tax is accounted for as a part of the pension cost and the pension liability respectively.

Payroll taxes related to actuarial gains and losses are included in determining actuarial gains and losses, reported under OCI.

Prior to 2013, the present value of the defined benefit obligations for current and former employees was calculated using the Projected Unit Credit Method. The discount rate for each country was determined by reference to market yields on high-quality corporate bonds that have maturity dates approximating the terms of the Company’s obligations. In countries where there is no deep market in such bonds, the market yields on government bonds were used. The calculations were based upon actuarial assumptions, assessed on a quarterly basis, and were as a minimum prepared annually. Actuarial assumptions were the Company’s best estimate of the variables that determine the cost of providing the benefits. When using actuarial assumptions, it was possible that the actual results differed from the estimated results or that the actuarial assumptions changed from one period to another. These differences were reported as actuarial gains and losses. They were, for example, caused by unexpectedly high or low rates of employee turnover, changed life expectancy, salary changes, changes in the discount rate and differences between actual and expected return on plan assets. Actuarial gains and losses were recognized in OCI in the period in which they occurred. The Company’s net liability for each defined benefit plan consists of the present value of pension commitments less the fair value of plan assets and was recognized net on the balance sheet. When the result was a net benefit to the Company, the recognized asset was limited to the total of any cumulative past service cost and the present value of any future refunds from the plan or reductions in future contributions to the plan.

In Note C2, “Critical accounting estimates and judgments,” further disclosure is presented in relation to key sources of estimation uncertainty.

Share-based compensation to employees and the Board of Directors

Share-based compensation is related to remuneration to all employees, including key management personnel and the Board of Directors.

Under IFRS, a company shall recognize compensation costs for share-based compensation programs based on a measure of the value to the company of services received under the plans.

This value is based on the fair value of, for example, free shares at grant date, measured as stock price as of each investment date. The value at grant date is charged to the income statement as any other remuneration over the service period. For example, value at grant date is 90. Given the normal service period of three years within Ericsson, 30 would be charged per year during the service period.

The amount charged to the income statement is reversed in equity each time of the income statement charge.

The reason for this IFRS accounting principle is that compensation cost is a cost with no direct cash flow impact. The purpose of share-based accounting according to IFRS (IFRS 2) is to present the impact of share-based programs, being part of the total remuneration, in the income statement.

Compensation to employees

Stock purchase plans

        For stock purchase plans, compensation costs are recognized during the vesting period, based on the fair value of the Ericsson share at the employee’s investment date. The fair value is based upon the share price at investment date, adjusted for the fact that no dividends will be received on matching shares prior to matching and other features that are non-vesting conditions. The employee pays a price equal to the share price at investment date for the investment shares. The investment date is considered as the grant date. In the balance sheet, the corresponding amounts are accounted for as equity. Vesting conditions are non-market-based and affect the number of shares that Ericsson will match. Other features of a share-based payment are non-vesting conditions. These features would need to be included in the grant date fair value for transactions with employees and others providing similar services. Non-vesting conditions would not impact the number of awards expected to vest or valuation thereof subsequent to grant date. When calculating the compensation costs for shares under performance-based matching programs, the Company at each reporting date assesses the probability that the performance targets will be met. Compensation expenses are based on estimates of the number of shares that will match at the end of the vesting period. When shares are matched, social security charges are to be paid in certain countries on the value of the employee benefit. The employee benefit is generally based on the market value of the shares at the matching date. During the vesting period, estimated amounts for such social security charges are expensed and accrued.

Compensation to the Board of Directors

During 2008, the Parent Company introduced a share-based compensation program as a part of the remuneration to the Board of Directors. The program gives non-employee Directors elected by the General Meeting of Shareholders a right to receive part of their remuneration as a future payment of an amount which corresponds to the market value of a share of class B in the Parent Company at the time of payment, as further disclosed in Note C28, “Information regarding members of the Board of Directors, the Group management and employees.” The cost for cash settlements is measured and recognized based on the estimated costs for the program on a pro rata basis during the service period, being one year. The estimated costs are remeasured during and at the end of the service period.

Segment reporting

An operating segment is a component of a company whose operating results are regularly reviewed by the Company’s chief operating decision maker, (CODM), to make decisions about resources to be allocated to the segment and assess its performance. Within the Company, the Group Management Team is defined as the CODM function.

The segment presentation is based on the Company’s accounting policies as disclosed in this note. The arm’s length principle is applied in transactions between the segments.

Ericsson Annual Report on Form 20-F 2013

The Company’s segment disclosure about geographical areas is based on the country in which transfer of risks and rewards occur.

New standards and interpretations not yet adopted

A number of issued new standards, amendments to standards and interpretations are not yet effective for the year ended December 31, 2013 and have not been applied in preparing these consolidated financial statements.

Below is a list of standards/interpretations, applicable for the Company, that have been issued and are effective for the periods starting from January 1, 2014 if not otherwise stated. These amendments effective as from January 1, 2014 are not expected to have a significant impact on the Company’s financial result or position.

•

Amendment to IAS 32, “Financial instruments: Presentation,” on asset and liability offsetting. This amendment i related to the application of guidance in IAS 32, ‘Financial instruments: Presentation,’ and clarifies some of the requirements for offsetting financial assets and financial liabilities on the balance sheet. This amendment is effective as from 1 January, 2014.

•

IFRIC 21, “Levies.” This sets out the accounting for an obligation to pay a levy that is not income tax. The interpretation addresses what the obligating event is that gives rise to the need to pay a levy and when a liability should be recognized.

•

IFRS 9, “Financial instruments.” IFRS 9 is the first standard issued as part of a wider project to replace IAS 39. IFRS 9 retains but simplifies the mixed measurement model and establishes two primary measurement categories for financial assets: amortized cost and fair value. This amendment is expected to be effective as from 1 January, 2015 or later. The EU has not yet endorsed IFRS 9, ‘Financial instruments.’

C2    CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of financial statements and application of accounting standards often involve management’s judgment and the use of estimates and assumptions deemed to be reasonable at the time they are made. However, other results may be derived with different judgments or using different assumptions or estimates, and events may occur that could require a material adjustment to the carrying amount of the asset or liability affected. Following are the most important accounting policies subject to such judgments and the key sources of estimation uncertainty that the Company believes could have the most significant impact on the reported results and financial position.

The information in this note is grouped as per:

•	Key sources of estimation uncertainty

•	Judgments management has made in the process of applying the Company’s accounting policies.

Revenue recognition

Key sources of estimation uncertainty

Examples of estimates of total contract revenue and cost that are necessary are the assessing of customer possibility to reach conditional purchase volumes triggering contractual discounts to be given to the customer, the impact on the Company revenue in relation to performance criteria and whether any loss provisions shall be made.

Judgments made in relation to accounting policies applied

Parts of the Company’s sales are generated from large and complex customer contracts. Managerial judgment is applied regarding, among other aspects, conformance with acceptance criteria and if transfer of risks and rewards to the buyer has taken place to determine if revenue and costs should be recognized in the current period, degree of completion and the customer credit standing to assess whether payment is likely or not to justify revenue recognition.

Trade and customer finance receivables

Key sources of estimation uncertainty

The Company monitors the financial stability of its customers and the environment in which they operate to make estimates regarding the likelihood that the individual receivables will be paid. Total allowances for estimated losses as of December 31, 2013, were SEK 1.2 (1.1) billion or 1.6% (1.5%) of gross trade and customer finance receivables.

Credit risks for outstanding customer finance credits are regularly assessed as well, and allowances are recorded for estimated losses.

Inventory valuation

Key sources of estimation uncertainty

Inventories are valued at the lower of cost and net realizable value. Estimates are required in relation to forecasted sales volumes and inventory balances. In situations where excess inventory balances are identified, estimates of net realizable values for the excess volumes are made. Inventory allowances for estimated losses as of December 31, 2013, amounted to SEK 2.5 (3.5) billion or 10% (11%) of gross inventory.

Deferred taxes

Key sources of estimation uncertainty

Deferred tax assets and liabilities, are recognized for temporary differences and for tax loss carry-forwards. Deferred tax is recognized net of valuation allowances. The valuation of temporary differences and tax loss carry-forwards, is based on management’s estimates of future taxable profits in different tax jurisdictions against which the temporary differences and loss carry-forwards may be utilized.

Ericsson Annual Report on Form 20-F 2013

The largest amounts of tax loss carry-forwards are reported in Sweden, with an indefinite period of utilization (i.e. with no expiry date). For further detailed information, please refer to Note C8, “Taxes”.

At December 31, 2013, the value of deferred tax assets amounted to SEK 9.1 (12.3) billion. The deferred tax assets related to loss carry-forwards are reported as non-current assets.

Accounting for income tax, value added tax, and other taxes

Key sources of estimation uncertainty

Accounting for these items is based upon evaluation of income-, value added- and other tax rules in all jurisdictions where we perform activities. The total complexity of rules related to taxes and the accounting for these require management’s involvement in judgments regarding classification of transactions and in estimates of probable outcomes of claimed deductions and/or disputes.

Acquired intellectual property rights and other intangible assets, including goodwill

Key sources of estimation uncertainty

At initial recognition, future cash flows are estimated, to ensure that the initial carrying values do not exceed the expected discounted cash flows for the items of this type of assets. After initial recognition, impairment testing is performed whenever there is an indication of impairment, except in the case of goodwill for which impairment testing is performed at least once per year. Negative deviations in actual cash flows compared to estimated cash flows as well as new estimates that indicate lower future cash flows might result in recognition of impairment charges.

For further discussion on goodwill, see Note C1, “Significant accounting policies” and Note C10, “Intangible assets.” Estimates related to acquired intangible assets are based on similar assumptions and risks as for goodwill.

At December 31, 2013, the amount of acquired intellectual property rights and other intangible assets amounted to SEK 44.4 (45.6) billion, including goodwill of SEK 31.5 (30.4) billion.

Judgments made in relation to accounting policies applied

At initial recognition and subsequent remeasurement, management judgments are made, both for key assumptions and regarding impairment indicators. In the purchase price allocation made for each acquisition, the purchase price shall be assigned to the identifiable assets, liabilities and contingent liabilities based on fair values for these assets. Any remaining excess value is reported as goodwill. This allocation requires management judgment as well as the definition of cash-generating units for impairment testing purposes. Other judgments might result in significantly different results and financial position in the future.

Provisions

Warranty provisions

Key sources of estimation uncertainty

Provisions for product warranties are based on current volumes of products sold still under warranty and on historic quality rates for mature products as well as estimates and assumptions regarding future quality rates for new products and estimates of costs to remedy the various qualitative issues that might occur. Total provisions for product warranties as of December 31, 2013, amounted to SEK 0.9 (1.6) billion.

Provisions other than warranty provisions

Key sources of estimation uncertainty

Provisions, other than warranty provisions, mainly comprise amounts related to contractual obligations and penalties to customers and estimated losses on customer contracts, restructuring, risks associated with patent and other litigations, supplier or subcontractor claims and/ or disputes, as well as provisions for unresolved income tax and value added tax issues. The estimates related to the amounts of provisions for penalties, claims or losses receive special attention from the management. At December 31, 2013, provisions other than warranty commitments amounted to SEK 4.5 (7.0) billion. For further detailed information, see Note C18, “Provisions.”

Judgments made in relation to accounting policies applied

Whether a present obligation is probable or not requires judgment. The nature and type of risks for these provisions differ and management’s judgment is applied regarding the nature and extent of obligations in deciding if an outflow of resources is probable or not.

Contingent liabilities

Key sources of estimation uncertainty

As disclosed under ‘Provisions other than warranty provisions’ there are uncertainties in the estimated amounts. The same type of uncertainty exists for contingent liabilities.

Judgments made in relation to accounting policies

As disclosed under Note C1, “Significant accounting policies” a potential obligation that is not likely to result in an economic outflow is classified as a contingent liability, with no impact on the Company’s financial statements. However, should an obligation in a later period be deemed to be probable, then a provision shall be recognized, impacting the financial statements.

Pension and other post-employment benefits

Key sources of estimation uncertainty

Accounting for the costs of defined benefit pension plans and other applicable post-employment benefits is based on actuarial valuations, relying on key estimates for discount rates, future salary increases, employee turnover rates and mortality tables. The discount rate assumptions are based on rates for high-quality fixed-income investments with durations as close as possible to the Company’s pension plans. At December 31, 2013, defined benefit obligations for pensions and other post-employment benefits amounted to SEK 52.9 (52.0) billion and fair value of plan assets to SEK 46.6 (44.6) billion. For more information on estimates and assumptions, see Note C17, “Post-employment benefits.”

Foreign exchange risks

Key sources of estimation uncertainty

Foreign exchange risk impacts the financial results of the Company: see further disclosure in Note C20, “Financial Risk Management and Financial Instruments,” under Foreign Exchange Risk.

Ericsson Annual Report on Form 20-F 2013

C3    SEGMENT INFORMATION

Operating segments

When determining Ericsson’s operating segments, consideration has been given to which markets and what type of customers the products and services aim to attract, as well as the distribution channels they are sold through. Commonality regarding technology, research and development has also been taken into account. To best reflect the business focus and to facilitate comparability with peers, four operating segments are reported:

•	Networks

•	Global Services

•	Support Solutions

•	Modems

Networks delivers products and solutions for mobile access, IP and transport networks and core networks. The offering includes:

•	Radio access solutions that interconnect with devices such as mobile phones, tablets and PCs. The RBS 6000 supports all major standardized mobile technologies

•	IP and transport solutions based on the SSR 8000 family of products as well as transmission/backhaul including microwave (MINI-LINK) and optical transmission solutions for mobile and fixed networks

•	Switching and IMS solutions, based on the Ericsson Blade Server platform, for core networks

•	Operations Support Systems (OSS), supporting operators’ management of existing networks and introduction of new technologies and services.

Global Services delivers managed services, product-related services, consulting and systems integration services as well as broadcast services. The offering includes:

•

Managed Services: Services for designing, building, operating and managing the day-to-day operations of the customer’s network or solution; maintenance; network sharing solutions; plus shared solutions such as hosting of platforms and applications. Ericsson also offers managed services of IT environments.

•	Product-related services: Services to expand, upgrade, restructure or migrate networks; network-rollout services; customer support; and network optimization services.

•

Consulting and Systems Integration: Technology and operational consulting; integration of multi-vendor equipment; design and integration of new solutions and transforming programs. Industry-specific solutions for vertical industries are also included.

•

Broadcast Services: Services include responsibility for technical platforms and operational services related to TV content management, playout and service provisioning of a TV broadcaster’s business. Services cover live and pre-recorded, commercial and public service television.

Support Solutions provides enablers and applications for operators. The offering includes:

•	Operations Support Systems: plan, build and optimize, service fulfillment and service assurance.

•	Business Support Systems: revenue management (prepaid, post-paid, convergent charging and billing), mediation and customer care solutions.

•

TV solutions: a suite of open, standards-based solutions and products for the creation, management and delivery of evolved TV experiences on any device over any network. Includes a multi- screen TV platform with consumer experience creation, video content management, on-demand video delivery, advanced video compression and video-optimized delivery network infrastructure.

•	M-Commerce solutions for money transfer: payment transactions and services between mobile subscribers and operators or other service providers.

Modems performs design, development and sales of the LTE multimode thin modem solutions, including 2G, 3G and 4G interoperability.

Modems was consolidated into Ericsson as of October 1, 2013.

Former segments

ST-Ericsson was formed in 2009 as a joint venture between Ericsson and STMicroelectronics. Early 2013 the parents agreed to split up and close the joint venture. The company ST-Ericsson is winding down and all business has been transferred to parents or divested during 2013. The acquired business is now consolidated into Ericsson in the new segment Modems. As of January 1, 2013, ST-Ericsson is no longer reported as a separate segment.

As of December 31, 2012 there were no remaining investments related to ST-Ericsson on the Company’s balance sheet. For more information, see Note C12, “Financial assets.”

Sony Ericsson was, up until 2012, a joint venture delivering mobile phones and accessories. In February 2012, Ericsson completed the divestment of its 50% stake in Sony Ericsson to Sony. The sale resulted in a gain of SEK 7.7 billion. Sony Ericsson was not consolidated by the Company during 2012.

Unallocated

Some revenues, costs, assets and liabilities are not identified as part of any operating segment and are therefore not allocated. Examples of such items are costs for corporate staff, IT costs and general marketing costs.

Regions

The Regions are the Company’s primary sales channel. The Company operates worldwide and reports its operations divided into eleven regions:

•	North America

•	Latin America

•	Northern Europe & Central Asia

•	Western and Central Europe

•	Mediterranean

•	Middle East

•	Sub-Saharan Africa

•	India

•	North East Asia

•	South East Asia & Oceania

•	Other.

Region “Other” includes licensing revenues, broadcast services, power modules and other businesses.

Major customers

The Company does not have any customer for which revenues from transactions have exceeded 10% of the Company’s total revenues for the years 2013, 2012 or 2011.

We derive most of our sales from large, multi-year agreements with a limited number of significant customers. Out of a customer base of more than 400, mainly consisting of network operators, the 10 largest customers account for 44% (46%) of net sales. The largest customer accounted for approximately 8% (7%) of sales in 2013.

For more information, see Risk Factors, “Market, Technology and Business Risks.”

Ericsson Annual Report on Form 20-F 2013

Marketing channels

Marketing in a business-to-business environment is expanding, from being primarily conducted through personal meetings, to on-line forums, expert blogs and social media. Ericsson performs marketing through:

•	Customer engagement with a consultative approach

•	Selective focus on events and experience centers for customer experience and interaction

•	Continuous dialogue with customers and target audiences through social and other digital media (including virtual events)

•	Activation of the open social and digital media landscape to strengthen message reach and impact

•	Execution of solutions-driven programs, aligned globally and regionally.

Operating segments

2013	Networks	Global Services	Support Solutions	Modems	Total Segments	Unallocated	Group
Segment sales	117,699	97,443	12,234	—	227,376	—	227,376

Net sales	117,699	97,443	12,234	—	227,376	—	227,376

Operating income	11,318	6,185	1,455	–543	18,415	–570	17,845

Operating margin (%)	10%	6%	12%	—	8%	—	8%
Financial income							1,346
Financial expenses							–2,093

Income after financial items							17,098

Taxes							–4,924

Net income							12,174

Other segment items
Share in earnings of joint ventures and associated companies	–155	60	–58	—	–153	23	–130
Amortization	–4,237	–925	–722	–44	–5,928	—	–5,928
Depreciation	–3,243	–788	–135	–61	–4,227	—	–4,227
Impairment losses	–5	–2	0	—	–7	—	–7
Reversals of impairment losses	19	5	1	—	25	—	25
Restructuring expenses	–2,182	–1,997	–186	—	–4,365	–88	–4,453
Gains/losses from divestments	–621	–166	–105	—	–892	51	–841

Revenue from the acquired Telcordia business operation is reported 50/50 between segments Global Services and Support Solutions.

Operating segments

2012	Networks	Global Services	Support Solutions	Sony Ericsson		ST- Ericsson		Total Segments	Unallocated	Eliminations1)	Group
Segment sales	117,185	97,009	13,445	—		8,457		236,096	—	–8,457	227,639
Inter-segment sales	100	34	6	—		634		774	—	–634	140

Net sales	117,285	97,043	13,451	—		9,091		236,870	—	–9,091	227,779

Operating income	7,057	6,226	1,150	8,026	2)	–15,447	3)	7,012	–267	3,713	10,458

Operating margin (%)	6%	6%	9%	—		–170%		3%	—	—	5%
Financial income											1,708
Financial expenses											–1,984

Income after financial items											10,182

Taxes											–4,244

Net income											5,938

Other segment items
Share in earnings of joint ventures and associated companies	–59	45	–20	—		–11,734	3)	–11,768	37	—	–11,731

Amortization	–3,832	–853	–809	—		–322		–5,816	—	322	–5,494
Depreciation	–3,035	–727	–290	—		–741		–4,793	—	741	–4,052
Impairment losses	–385	–9	–1	—		—	4)	–395	—	—	–395
Reversals of impairment losses	39	9	4	—		—		52	—	—	52
Write-down of investment	—	—	—	—		–4,684		–4,684	—	—	–4,684
Restructuring expenses	–1,253	–1,930	–246	—		–624		–4,053	–18	624	–3,447
Gains/losses from divestments	–59	1	216	8,026	2)	—		8,184	152	—	8,336

Revenue from the acquired Telcordia business operation is reported 50/50 between segments Global Services and Support Solutions.

1)	All segment sales are presented, but as ST-Ericsson sales are accounted for in accordance with the equity method, their sales are eliminated in the Eliminations column.
2)	Includes a gain from the divestment of Sony Ericsson of SEK 7.7 billion.
3)	Includes a write-down of SEK –4.7 billion of the ST-Ericsson investment, a provision of SEK –3.3 billion and the Company’s share in ST-Ericsson’s operating loss of SEK –3.7 billion.
4)	Impairment losses included in Write-down of investment.

Ericsson Annual Report on Form 20-F 2013

Operating segments

2011	Networks	Global Services	Support Solutions	Sony Ericsson	ST- Ericsson	Total Segments	Unallocated	Eliminations1)	Group
Segment sales	131,596	83,854	10,629	46,866	9,232	282,177	—	–56,098	226,079
Inter-segment sales	799	30	13	126	1,461	2,429	—	–1,587	842

Net sales	132,395	83,884	10,642	46,992	10,693	284,606	—	–57,685	226,921

Operating income	17,295	5,544	–504	–1,854	–5,461	15,020	–501	3,381	17,900

Operating margin (%)	13%	7%	–5%	–4%	–51%	5%	—	—	8%
Financial income									2,882
Financial expenses									–2,661

Income after financial items									18,121

Taxes									–5,552

Net income									12,569

Other segment items
Share in earnings of joint ventures and associated companies	87	28	4	–1,199	–2,730	–3,810	32	—	–3,778
Amortization	–4,192	–481	–792	–1	–867	–6,333	—	868	–5,465
Depreciation	–2,783	–532	–184	–647	–823	–4,969	—	1,470	–3,499
Impairment losses	–50	–23	–12	—	–283	–368	—	283	–85
Reversals of impairment losses	12	—	1	—	—	13	—	—	13
Restructuring expenses	–1,600	–1,363	–143	–838	–280	–4,224	–78	1,118	–3,184
Gains/losses from divestments	–6	—	—	—	—	–6	164	—	158

1)	All segment sales are presented, but as Sony Ericsson and ST-Ericsson sales are accounted for in accordance with the equity method, their sales are eliminated in the Eliminations column.

Regions

	Net sales			Non-current assets5)
	2013	2012	2011	2013	2012	2011
North America3)	59,339	56,749	48,785	13,290	15,058	6,296
Latin America	21,982	22,006	21,982	1,742	2,084	2,268
Northern Europe & Central Asia1)2)	11,618	11,345	15,225	38,522	38,335	41,008
Western & Central Europe2)	18,485	17,478	19,030	3,539	2,922	5,097
Mediterranean2)	24,156	23,299	23,807	1,089	1,099	1,395
Middle East	17,438	15,556	15,461	46	32	42
Sub-Saharan Africa	10,049	11,349	10,163	32	119	79
India	6,138	6,460	9,762	439	460	355
North East Asia4)	27,398	36,196	38,209	2,667	3,371	3,939
South East Asia & Oceania	15,787	15,068	13,870	342	301	318
Other1)2)3)4)	14,986	12,273	10,627	—	—	—

Total	227,376	227,779	226,921	61,708	63,781	60,797

1) Of which in Sweden	4,427	5,033	3,882	38,049	37,718	40,415
2) Of which in EU	43,544	44,230	43,960	42,239	41,546	44,786
3) Of which in the United States	59,085	56,698	46,519	11,173	13,003	6,020
4) Of which in China	11,799	12,637	17,546	1,344	1,399	1,496

5)	Total non-current assets excluding financial instruments, deferred tax assets, and post-employment benefit assets.

For employee information, see Note C28, “Information regarding members of the Board of Directors, the Group management and employees.”

Ericsson Annual Report on Form 20-F 2013

C4    NET SALES

Net sales

	2013	2012	2011
Sales of products and network rollout services	150,429	154,068	161,882
Of which:
Delivery-type contracts	150,429	154,068	161,882
Professional Services sales	66,395	67,092	58,834
License revenues1)	10,552	6,619	6,205

Net sales	227,376	227,779	226,921
Export sales from Sweden	108,944	106,997	116,507

1)	Impact of Samsung IPR agreement: On January 27, 2014, Ericsson and Samsung signed an agreement on global patent licenses between the two companies. The terms of the agreement were substantially agreed between the two parties in December 2013 so Ericsson concluded that it was appropriate to record an amount of SEK 4.2 billion in Net Sales for the year ended December 31, 2013 which related to the license fee for 2013 and prior years.

C5    EXPENSES BY NATURE

Expenses by nature

	2013	2012	2011
Goods and services	129,453	137,769	142,221
Employee remuneration	65,064	64,100	58,905
Amortization and depreciation	10,155	9,546	8,964
Impairments and obsolescence allowances, net of reversals	537	1,999	1,363
Financial expenses	2,093	1,984	2,661
Taxes	4,924	4,244	5,552

Expenses incurred	212,226	219,642	219,666
Inventory changes1)	–5,220	–2,782	3,417
Additions to capitalized development	915	1,641	1,515

Expenses charged to the income statement	216,531	220,783	214,734

1)	The inventory changes are based on changes of gross inventory values prior to obsolescence allowances.

Total restructuring charges in 2013 were SEK 4.5 (3.4) billion.

Restructuring charges are included in the expenses presented above.

Restructuring charges by function

	2013	2012	2011
Cost of sales	2,657	2,225	1,231
R&D expenses	872	852	561
Selling and administrative expenses	924	370	1,392

Total restructuring charges	4,453	3,447	3,184

C6    OTHER OPERATING INCOME AND EXPENSES

Other operating income and expenses

	2013		2012		2011
Gains on sales of intangible assets and PP&E	172		12		65
Losses on sales of intangible assets and PP&E	–307		–261		–64
Gains on sales of investments and operations	69		8,462	1)	210
Losses on sales of investments and operations	–910		–126		–52

Capital gains/losses, net	–976		8,087		159
Other operating revenues	1,089	2)	878		1,119

Total other operating income and expenses	113		8,965		1,278

1)	Includes a gain from the divestment of Sony Ericsson of SEK 7.7 billion.
2)	Includes revaluation of cash flow hedges of SEK 0.5 billion. For more information, see Note C1, “Significant accounting policies.”

Ericsson Annual Report on Form 20-F 2013

C7    FINANCIAL INCOME AND EXPENSES

Financial income and expenses

	2013		2012		2011
	Financial income	Financial expenses	Financial income	Financial expenses	Financial income	Financial expenses
Contractual interest on financial assets	971	—	1,685	—	1,940	—
Of which on financial assets at fair value through profit or loss	597	—	1,308	—	1,381	—
Contractual interest on financial liabilities	—	–1,412	—	–1,734	—	–1,706
Net gains/losses on:
Instruments at fair value through profit or loss1)	447	–601	142	54	1,062	–591
Of which included in fair value hedge relationships	—	–196	—	–129	—	–175
Loans and receivables	–75	—	–127	—	–132	—
Liabilities at amortized cost	—	196	—	–133	—	–105
Other financial income and expenses	3	–276	8	–171	12	–259

Total	1,346	–2,093	1,708	–1,984	2,882	–2,661

1)	Excluding net gain from operating assets and liabilities, SEK 49 million (net gain of SEK 1,299 million in 2012, SEK 51 million in 2011), reported as Cost of sales.

C8    TAXES

The Company’s tax expense for 2013 was SEK –4,924 (–4,244) million or 28.8% (41.7%) of income after financial items. The tax rate may vary between years depending on business and geographical mix.

Income taxes recognized in the income statement

	2013	2012	2011
Current income taxes for the year	–3,985	–5,795	–4,642
Current income taxes related to prior years	–26	–241	283
Deferred tax income/expense (+/–)	–913	1,697	–1,433

Subtotal	–4,924	–4,339	–5,792
Share of taxes in joint ventures and associated companies	0	95	240

Tax expense	–4,924	–4,244	–5,552

A reconciliation between reported tax expense for the year and the theoretical tax expense that would arise when applying statutory tax rate in Sweden, 22.0%, on the consolidated income before taxes, is shown in the table below.

Reconciliation of Swedish income tax rate with effective tax rate

	2013	2012	2011
Expected tax expense at Swedish tax rate 22.0%	–3,762	–2,678	–4,767
Effect of foreign tax rates	–935	–581	–1,126
Of which joint ventures and associated companies	—	–778	–754
Current income taxes related to prior years	–26	–241	283
Remeasurement of tax loss carry-forwards	165	134	224
Remeasurement of deductible temporary differences	86	468	81
Tax effect of non-deductible expenses	–620	–3,430	–768
Tax effect of non-taxable income	199	2,573	521
Tax effect of changes in tax rates	–31	–489	—

Tax expense	–4,924	–4,244	–5,552

Effective tax rate	28.8%	41.7%	30.6%

Deferred tax balances

Deferred tax assets and liabilities are derived from the balance sheet items as shown in the table below.

Tax effects of temporary differences and tax loss carry-forwards

	Deferred tax assets	Deferred tax liabilities	Net balance
2013
Intangible assets and property, plant and equipment	300	3,143
Current assets	1,958	164
Post-employment benefits	2,008	1,033
Provisions	997	293
Other	2,416	171
Loss carry-forwards	3,578	—

Deferred tax assets/liabilities	11,257	4,804	6,453
Netting of assets/liabilities	–2,154	–2,154

Deferred tax balances, net	9,103	2,650	6,453
2012
Intangible assets and property, plant and equipment	941	4,579
Current assets	2,388	293
Post-employment benefits	2,600	614
Provisions	1,512	48
Other	3,487	432
Loss carry-forwards	4,239	—

Deferred tax assets/liabilities	15,167	5,966	9,201
Netting of assets/liabilities	–2,846	–2,846

Deferred tax balances, net	12,321	3,120	9,201

Ericsson Annual Report on Form 20-F 2013

Changes in deferred taxes, net

	2013	2012
Opening balance, net	9,201	10,770
Recognized in Net income	–913	1,697
Recognized in Other comprehensive income	–1,056	–422
Acquisitions/disposals of subsidiaries	–663	–2,309
Currency translation differences	–116	–535

Closing balance, net	6,453	9,201

Tax effects reported directly in Other comprehensive income amount to SEK –1,056 (–422) million, of which actuarial gains and losses related to pensions constituted SEK –1,231 (–57) million, cash flow hedges SEK 179 (–363) million and deferred tax on gains/losses on hedges on investments in foreign entities SEK –4 (–2) million.

Deferred tax assets are only recognized in countries where the Company expects to be able to generate corresponding taxable income in the future to benefit from tax reductions.

Significant tax loss carry-forwards are related to countries with long or indefinite periods of utilization, mainly Sweden and Germany. Of the total SEK 3,578 (4,239) million recognized deferred tax assets related to tax loss carry-forwards, SEK 2,177 (2,840) million relates to Sweden with indefinite periods of utilization. Due to the Company’s strong current financial position and taxable income during 2013, the Company has been able to utilize part of its tax loss carry-forwards during the year. The assessment is that the Company will be able to generate sufficient income in the coming years to also utilize the remaining part of the recognized amounts.

Tax loss carry-forwards

Deferred tax assets regarding tax loss carry-forwards are reported to the extent that realization of the related tax benefit through future taxable profits is probable also when considering the period during which these can be utilized, as described below.

As of December 31, 2013, the recognized tax loss carry-forwards amounted to SEK 14,093 (17,081) million. The tax value of these tax loss carry-forwards is reported as an asset.

The final years in which the recognized loss carry-forwards can be utilized are shown in the following table.

Tax loss carry-forwards: year of expiration

Year of expiration	Tax loss carry-forwards	Tax value
2014	62	23
2015	—	—
2016	10	3
2017	5	1
2018	131	27
2019 or later	13,885	3,524

Total	14,093	3,578

In addition to the table above there are loss carry-forwards of SEK 3,518 (4,737) million at a tax value of SEK 1,019 (1,432) million that have not been recognized due to judgments of the possibility they will be used against future taxable profits in the respective jurisdictions. The majority of these loss carry-forwards have an expiration date in excess of five years.

C9    EARNINGS PER SHARE

Earnings per share 2011–2013

	2013	2012	2011
Basic
Net income attributable to stockholders of the Parent Company (SEK million)	12,005	5,775	12,194
Average number of shares outstanding, basic (millions)	3,226	3,216	3,206
Earnings per share, basic (SEK)	3.72	1.80	3.80

Diluted
Net income attributable to stockholders of the Parent Company (SEK million)	12,005	5,775	12,194
Average number of shares outstanding, basic (millions)	3,226	3,216	3,206
Dilutive effect for stock purchase plans	31	31	27
Average number of shares outstanding, diluted (millions)	3,257	3,247	3,233
Earnings per share, diluted (SEK)	3.69	1.78	3.77

Ericsson Annual Report on Form 20-F 2013

C10     INTANGIBLE ASSETS

Intangible assets 2013

	Capitalized development expenses				Goodwill	Intellectual property rights (IPR), trademarks and other intangible assets
	To be marketed	For internal use		Total	Total	Trademarks, customer relationships and similar rights	Patents and acquired R&D	Total
		Acquired costs	Internal costs
Cost
Opening balance	9,766	2,213	1,478	13,457	30,422	18,595	27,416	46,011
Acquisitions/capitalization	915	—	—	915	—	587	60	647
Balances regarding acquired/divested businesses1)	—	—	—	—	1,646	200	1,351	1,551
Sales/disposals	—	—	—	—	–302	–113	—	–113
Reclassification	—	—	—	—	—	—	—	—
Translation difference	—	—	—	—	–204	20	–50	–30

Closing balance	10,681	2,213	1,478	14,372	31,562	19,289	28,777	48,066

Accumulated amortization
Opening balance	–4,027	–2,106	–1,405	–7,538	—	–7,277	–18,201	–25,478
Amortization	–1,322	–51	–34	–1,407	—	–2,322	–2,199	–4,521
Sales/disposals	—	—	—	—	—	92	—	92
Translation difference	—	—	—	—	—	–36	23	–13

Closing balance	–5,349	–2,157	–1,439	–8,945	—	–9,543	–20,377	–29,920

Accumulated impairment losses
Opening balance	–1,987	–55	–37	–2,079	–18	—	–5,331	–5,331
Impairment losses	—	—	—	—	—	—	—	—

Closing balance	–1,987	–55	–37	–2,079	–18	—	–5,331	–5,331

Net carrying value	3,345	1	2	3,348	31,544	9,746	3,069	12,815

1)	For more information on acquired/divested businesses, see Note C26, “Business combinations”.

Intangible assets 2012

	Capitalized development expenses				Goodwill	Intellectual property rights (IPR), trademarks and other intangible assets
	To be marketed	For internal use		Total	Total	Trademarks, customer relationships and similar rights	Patents and acquired R&D	Total
		Acquired costs	Internal costs
Cost
Opening balance	8,125	2,213	1,478	11,816	27,455	14,188	25,689	39,877
Acquisitions/capitalization	1,641	—	—	1,641	—	538	103	641
Balances regarding acquired businesses1)	—	—	—	—	4,293	4,517	2,155	6,672
Sales/disposals	—	—	—	—	–20	–158	–137	–295
Reclassification	—	—	—	—	94	—	–94	–94
Translation difference	—	—	—	—	–1,400	–490	–300	–790

Closing balance	9,766	2,213	1,478	13,457	30,422	18,595	27,416	46,011

Accumulated amortization
Opening balance	–3,187	–1,975	–1,318	–6,480	1	–5,502	–16,078	–21,580
Amortization	–840	–131	–87	–1,058	—	–2,023	–2,413	–4,436
Sales/disposals	—	—	—	—	–1	46	124	170
Translation difference	—	—	—	—	—	202	166	368

Closing balance	–4,027	–2,106	–1,405	–7,538	—	–7,277	–18,201	–25,478

Accumulated impairment losses
Opening balance	–1,721	–55	–37	–1,813	–18	—	–5,214	–5,214
Impairment losses	–266	—	—	–266	—	—	–117	–117

Closing balance	–1,987	–55	–37	–2,079	–18	—	–5,331	–5,331

Net carrying value	3,752	52	36	3,840	30,404	11,318	3,884	15,202

1)	For more information on acquired businesses, see Note C26, “Business combinations.”

Ericsson Annual Report on Form 20-F 2013

Goodwill is allocated to the operating segments Networks, at the sum of SEK 16.7 (16.2) billion, Global Services, at the sum of SEK 4.5 (4.2) billion and Support Solutions, at the sum of SEK 10.3 (10.0) billion.

The recoverable amounts for cash-generating units are established as the present value of expected future cash flows. Estimation of future cash flows includes assumptions mainly for the following key financial parameters:

•	Sales growth

•	Development of operating income (based on operating margin or cost of goods sold and operating expenses relative to sales)

•	Development of working capital and capital expenditure requirements.

The assumptions regarding industry-specific market drivers and market growth are approved by Group management and each operating segment’s management. These assumptions are based on industry sources as input to the projections made within the Company for the development 2013–2018 for key industry parameters:

•

The number of global mobile subscriptions is estimated to grow from around 6.8 billion by the end of 2013 to around 9 billion by the end of 2018. Of these, around 7 billion will be mobile broadband subscriptions. Around 850 million of these mobile broadband subscriptions will use mobile PC/tablets/mobile routers, but the vast majority will still use mobile phones to access the internet.

•	Fixed broadband subscriptions are estimated to grow from around 650 million by the end of 2013 to around 800 million in 2018. Fixed broadband includes Fiber, Cable and xDSL.

•

Mobile data traffic volume is estimated to increase by around seven times in the period 2013–2018, while fixed internet traffic is estimated to increase around four times over the same timeframe, but from a much larger base.

The growth in network equipment is mainly driven by a shift in investments from voice to data. The end user requirements for “app-coverage” drives deployment of heterogeneous networks and small cells.

The demand for support solutions is driven by the opportunities for new types of service offerings enabled by IP technology and high-speed broadband. There is strong IPTV subscriber growth, plus rapid growth in digital viewing and on-demand services. As a consequence, service providers and network owners need solutions to make networks efficient for video delivery.

The development and build out of mobile broadband networks and increasing number of mobile broadband subscriptions drives growth in service introduction and traffic. This puts high demand on plan to provision, implementation and systems integration services as well as real time payment systems. The Business Support Systems’ growth is driven by the introduction of new services, new business models and price plans.

The demand for professional services is also driven by an increasing business and technology complexity. Therefore, operators review their business models and look for vendor partners that can take on a broader responsibility, including the outsourcing of network operations.

The assumptions are also based upon information gathered in the Company’s long-term strategy process, including assessments of new technology, the Company’s competitive position and new types of business and customers, driven by the continued integration of telecom, data and media industries.

The impairment testing is based on specific estimates for the first five years and with a reduction of nominal annual growth rate to an average GDP growth of 3% (3%) per year thereafter. The impairment tests for goodwill did not result in any impairment.

An after-tax discount rate of 9,5% (8%) has been applied for all cash-generating units for the discounting of projected after-tax cash flows. In addition, when a higher discount rate has been applied in the impairment tests it has not resulted in any impairment. The assumptions for 2012 are disclosed in Note C10, “Intangible assets” in the Annual Report of 2012.

The Company’s discounting is based on after-tax future cash flows and after-tax discount rates. This discounting is not materially different from a discounting based on before-tax future cash flows and before-tax discount rates, as required by IFRS.

In Note C1, “Significant accounting policies,” and Note C2, “Critical accounting estimates and judgments,” further disclosures are given regarding goodwill impairment testing.

Ericsson Annual Report on Form 20-F 2013

C11    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment 2013

	Real estate	Machinery and other technical assets	Other equipment, tools and installations	Construction in progress and advance payments	Total
Cost
Opening balance	4,985	4,746	23,033	1,451	34,215
Additions	975	175	2,113	1,240	4,503
Balances regarding divested/acquired businesses	–29	–564	315	–19	–297
Sales/disposals	–185	–341	–1,677	–598	–2,801
Reclassifications	404	165	627	–1,196	—
Translation difference	–30	51	–351	–13	–343

Closing balance	6,120	4,232	24,060	865	35,277

Accumulated depreciation
Opening balance	–2,355	–3,489	–16,623	—	–22,467
Depreciation	–479	–558	–3,190	—	–4,227
Balances regarding divested businesses	—	450	147	—	597
Sales/disposals	399	386	1,493	—	2,278
Reclassifications	–75	80	–5	—	—
Translation difference	18	–51	233	—	200

Closing balance	–2,492	–3,182	–17,945	—	–23,619

Accumulated impairment losses
Opening balance	–45	–124	–86	—	–255
Impairment losses	—	–7	—	—	–7
Reversals of impairment losses	—	2	23	—	25
Sales/disposals	4	6	—	—	10
Reclassifications	—	1	–1	—	—
Translation difference	1	–1	2	—	2

Closing balance	–40	–123	–62	—	–225

Net carrying value	3,588	927	6,053	865	11,433

Contractual commitments for the acquisition of property, plant and equipment as of December 31, 2013, amounted to SEK 203 (184) million.

Property, plant and equipment 2012

	Real estate	Machinery and other technical assets	Other equipment, tools and installations	Construction in progress and advance payments	Total
Cost
Opening balance	4,641	5,235	20,663	1,302	31,841
Additions	640	370	2,521	1,898	5,429
Balances regarding divested/acquired businesses	2	46	432	—	480
Sales/disposals	–476	–373	–1,296	–242	–2,387
Reclassifications	381	–380	1,458	–1,459	—
Translation difference	–203	–152	–745	–48	–1,148

Closing balance	4,985	4,746	23,033	1,451	34,215

Accumulated depreciation
Opening balance	–2,165	–3,485	–15,094	—	–20,744
Depreciation	–354	–428	–3,270	—	–4,052
Balances regarding divested businesses	—	—	3	—	3
Sales/disposals	68	347	1,228	—	1,643
Reclassifications	7	–13	6	—	—
Translation difference	89	90	504	—	683

Closing balance	–2,355	–3,489	–16,623	—	–22,467

Accumulated impairment losses
Opening balance	–43	–148	–118	—	–309
Impairment losses	–4	–8	—	—	–12
Reversals of impairment losses	—	22	30	—	52
Sales/disposals	—	6	—	—	6
Translation difference	2	4	2	—	8

Closing balance	–45	–124	–86	—	–255

Net carrying value	2,585	1,133	6,324	1,451	11,493

Ericsson Annual Report on Form 20-F 2013

C12    FINANCIAL ASSETS, NON-CURRENT

Equity in joint ventures and associated companies

	Joint ventures			Associated companies				Total	Total
	2013	2012		2013		2012		2013	2012
Opening balance	—	4,663		2,842		1,302		2,842	5,965
Share in earnings	—	–8,399	1)	–130		3		–130	–8,396
Contributions to joint ventures and associated companies	—	5,029		–2		—		–2	5,029
Taxes	—	106		0		–11		0	95
OCI	—	–46		–14		42		–14	–4
Dividends	—	—		–128		–133		–128	–133
Divestments	—	–1,353		—		—		—	–1,353
Reclassification	—	—		—		1,639	3)	—	1,639

Closing balance	—	—		2,568	2)	2,842	2)	2,568	2,842

1)	Includes a write-down of ST-Ericsson investment and the Company’s share in ST-Ericsson’s operating loss.
2)	Goodwill, net, amounts to SEK 10.6 (12.2) million.
3)	Reclassification from Other investments in shares and participation.

All companies apply IFRS in the reporting to the Company as issued by IASB.

Ericsson’s share of assets, liabilities and income in joint venture ST-Ericsson

	2013		2012	2011
Percentage in ownership interest	50%		50%	50%
Non-current assets	6		2,194	13,710
Current assets	1,435		2,012	3,028
Non-current liabilities	104		740	794
Current liabilities	1,204		2,678	9,390

Net assets (100%)	133		788	6,554

Company’s share of net assets (50%)	67		394	3,277
Net sales	3,127		9,090	10,692
Income after financial items	–726		–5,006	–5,460
Income taxes	–64		–800	312

Net income and total comprehensive income (100%)	–790		–5,806	–5,148

Company’s share of net income and other comprehensive income (50%)	–395	1)	–2,903	–2,574
Assets pledged as collateral	—		—	3
Contingent liabilities	—		—	—

1)	Reported losses has not been recognized in the result for the Company, due to IFRS principles disclosed in Note C1, “Significant accounting policies.”

The table above consists of amounts considered by the Company when applying the equity method in relation to ST-Ericsson.

The joint venture ST-Ericsson, equally owned by the Company and STMicroelectronics, is winding down and all business has been transferred to parents or divested during 2013. Since December 2012, there are no remaining investments related to ST-Ericsson recognized in the Company’s balance sheet. The result in ST-Ericsson has therefore not been recognized due to losses in 2013 and previous periods, as per IFRS principles disclosed in C1 “Significant accounting policies.” For more information, see Note C3, “Segment information.”

Ericsson’s share of assets, liabilities and income in associated company Rockstar Consortium

	2013	2012
Percentage in ownership interest	21.26%	21.26%
Total assets	6,429	7,342
Total liabilities	53	28

Net assets (100%)	6,376	7,314

Company’s share of net assets (21.26%)	1,356	1,555
Net sales	—	—
Income after financial items	–897	–376

Net income and total comprehensive income (100%)	–897	–376

Company’s share of net income and other comprehensive income (21,26%)	–191	–80

Rockstar is a patent licensing business based in North America that owns and manages a portfolio of more than 4,000 patents developed by technology pioneer Nortel Networks. This portfolio consists of patents covering a wide range of consumer and enterprise communications technologies currently in use or in development in markets worldwide.

Ericsson’s share of assets, liabilities and income in joint venture Sony Ericsson Mobile Communications AB

	2013	2012	2011
Percentage in ownership interest	—	—	50%
Non-current assets	—	—	10,080
Current assets	—	—	17,490
Non-current liabilities	—	—	570
Current liabilities	—	—	24,344

Net assets (100%)	—	—	2,656

Company’s share of net assets (50%)	—	—	1,328
Net sales	—	—	46,992
Income after financial items	—	—	–2,190
Income taxes	—	—	170

Net income and total comprehensive income (100%)	—	—	–2,020

Company’s share of net income and other comprehensive income (50%)	—	—	–1,010
Assets pledged as collateral	—	—	1
Contingent liabilities	—	—	37

Ericsson Annual Report on Form 20-F 2013

Other financial assets, non-current

	Other investments in shares and participations			Customer finance, non-current		Derivatives, non-current		Other financial assets, non-current4)
	2013	2012		2013	2012	2013	2012	2013	2012
Cost
Opening balance	1,758	3,576		1,538	1,661	825	816	4,414	4,633
Additions	85	45		3,070	5,249	—	—	1,215	313
Disposals/repayments/deductions	–20	–63		–3,070	–5,331	–30	—	–130	–136
Change in value in funded pension plans 1)	—	—		—	—	—	—	951	776
Reclassifications	—	–1,639	2)	—	—	—	—	—	–1,018	3)
Revaluation	71	—		—	—	–182	9	—	—
Translation difference	11	–161		–54	–41	—	—	–63	–154

Closing balance	1,905	1,758		1,484	1,538	613	825	6,387	4,414

Accumulated impairment losses/allowances
Opening balance	–1,372	–1,377		–248	–261	—	—	–1,275	–1,332
Impairment losses/allowance	—	–51		9	–26	—	—	—	–14
Disposals/repayments/deductions	–14	—		47	35	—	—	–12	—
Reclassifications	—	—		—	—	—	—	—	26	3)
Translation difference	–14	56		2	4	—	—	–29	45

Closing balance	–1,400	–1,372		–190	–248	—	—	–1,316	–1,275

Net carrying value	505	386		1,294	1,290	613	825	5,071	3,139

1)	This amount includes asset ceiling. For further information, see Note C17, “Post-employment benefits.”
2)	Reclassification to Equity in associated companies.
3)	Reclassification to Short-term investments.
4)	Includes pension plans with net surplus of SEK 3,473 (2,215) million, see Note C17, “Post-employment benefits”.

C13    INVENTORIES

Inventories

	2013	2012
Raw materials, components, consumables and manufacturing work in progress	5,747	7,351
Finished products and goods for resale	7,743	10,981
Contract work in progress	9,269	10,470

Inventories, net	22,759	28,802

Contract work in progress includes amounts related to delivery-type contracts and service contracts with ongoing work in progress.

Reported amounts are net of obsolescence allowances of SEK 2,496 (3,473) million.

Movements in obsolescence allowances

	2013	2012	2011
Opening balance	3,473	3,343	3,090
Additions, net	308	1,403	918
Utilization	–1,308	–1,140	–683
Translation difference	12	–133	18
Balances regarding acquired/divested businesses	11	—	—

Closing balance	2,496	3,473	3,343

The amount of inventories recognized as expense and included in Cost of sales was SEK 56,781 (56,842) million.

Ericsson Annual Report on Form 20-F 2013

C14    TRADE RECEIVABLES AND CUSTOMER FINANCE

Trade receivables and customer finance

	2013	2012
Trade receivables excluding associated companies and joint ventures	71,850	64,015
Allowances for impairment	–880	–655

Trade receivables, net	70,970	63,360
Trade receivables related to associated companies and joint ventures	43	300

Trade receivables, total	71,013	63,660

Customer finance credits	3,693	5,731
Allowances for impairment	–305	–422

Customer finance credits, net	3,388	5,309

Of which current	2,094	4,019
Credit commitments for customer finance	6,402	5,933

Days sales outstanding (DSO) were 97 (86) in December 2013.

Movements in allowances for impairment

	Trade receivables		Customer finance
	2013	2012	2013	2012
Opening balance	655	567	422	426
Additions	417	229	38	101
Utilized	–127	–116	–13	–9
Reversal of excess amounts	–72	–30	–136	–112
Reclassification	42	21	—	—
Translation difference	–35	–16	–6	16

Closing balance	880	655	305	422

Aging analysis as of December 31

	Total	Of which neither impaired nor past due	Of which impaired, not past due	Of which past due in the following time intervals:		Of which past due and impaired in the following time intervals:
				less than 90 days	90 days or more	less than 90 days	90 days or more
2013
Trade receivables, excluding associated companies and joint ventures	71,850	66,414	25	3,134	1,400	23	854
Allowances for impairment	–880	—	–11	—	—	–19	–850
Customer finance credits	3,693	2,851	98	60	459	149	76
Allowances for impairment	–305	—	–82	—	—	–139	–84

2012
Trade receivables, excluding associated companies and joint ventures	64,015	57,526	25	2,459	1,431	779	1,795
Allowances for impairment	–655	—	–15	—	—	–70	–570
Customer finance credits	5,731	4,549	845	21	15	70	231
Allowances for impairment	–422	—	–146	—	—	–45	–231

Credit risk

Credit risk is divided into three categories: credit risk in trade receivables, customer finance risk and financial credit risk: see Note C20, “Financial risk management and financial instruments.”

Credit risk in trade receivables

Credit risk in trade receivables is governed by a policy applicable to all legal entities in the Company. The purpose of the policy is to:

•	Avoid credit losses through establishing internal standard credit approval routines in all the Company’s legal entities

•	Ensure monitoring and risk mitigation of defaulting accounts, i.e. events of non-payment and/or delayed payments from customers

•	Ensure efficient credit management within the Company and thereby improve Days sales outstanding and Cash flow

•	Ensure payment terms are commercially justifiable

•	Define escalation path and approval process for payment terms and customer credit limits.

The credit worthiness of all customers is regularly assessed and a credit limit is set. Through credit management system functionality, credit checks are performed every time a sales order or an invoice is generated in the source system. These are based on the credit risk set on the customer. Credit blocks appear if the credit limit set on customer is exceeded or if past due receivables are higher than permitted levels. Release of a credit block requires authorization.

Letters of credits are used as a method for securing payments from customers operating in emerging markets, in particular in markets with unstable political and/or economic environments. By having banks confirming the letters of credit, the political and commercial credit risk exposures to the Company are mitigated.

Ericsson Annual Report on Form 20-F 2013

Trade receivables amounted to SEK 71,850 (64,015) million as of December 31, 2013. Provisions for expected losses are regularly assessed and amounted to SEK 880 (655) million as of December 31, 2013. The Company’s nominal credit losses have, however, historically been low. The amounts of trade receivables closely follow the distribution of the Company’s sales and do not include any major concentrations of credit risk by customer or by geography. The five largest customers represented 25% (27%) of the total trade receivables in 2013.

Customer finance credit risk

All major commitments to finance customers are made only after approval by the Finance Committee of the Board of Directors, according to the established credit approval process.

Prior to the approval of new facilities reported as customer finance, an internal credit risk assessment is conducted in order to assess the credit rating of each transaction (for political and commercial risk). The credit risk analysis is made by using an assessment tool, where the political risk rating is identical to the rating used by all Export credit agencies within the OECD. The commercial risk is assessed by analyzing a large number of parameters, which may affect the level of the future commercial credit risk exposure. The output from the assessment tool for the credit rating also includes an internal pricing of the risk. This is expressed as a risk margin per annum over funding cost. The reference pricing for political and commercial risk, on which the tool is based, is reviewed using information from Export credit agencies and prevailing pricing in the bank loan market for structured financed deals. The objective is that the internally set risk margin shall reflect the assessed risk and that the pricing is as close as possible to the current market pricing. A reassessment of the credit rating for each customer finance facility is made on a regular basis.

Risk provisions related to customer finance risk exposures are only made upon events which occur after the financing arrangement has become effective and which are expected to have a significant adverse impact on the borrower’s ability and/or willingness to service the outstanding debt. These events can be political (normally outside the control of the borrower) or commercial, e.g. a borrower’s deteriorated creditworthiness.

As of December 31, 2013, the Company’s total outstanding exposure related to customer finance was SEK 3,693, (5,731) million. As of December 31, 2013, the Company also had unutilized customer finance commitments of SEK 6,402 (5,933) million. Customer finance is arranged for infrastructure projects in different geographic markets and for a large number of customers. As of December 31, 2013, there were a total of 73 (78) customer finance arrangements originated by or guaranteed by the Company. The five largest facilities represented 52% (57%) of the total credit exposure in 2013.

Total outstanding customer finance exposure per region as of December 31

Percent	2013	2012
North America	10	26
Latin America	3	4
Northern Europe & Central Asia	9	8
Western & Central Europe	1	1
Mediterranean	11	9
Middle East	22	17
Sub-Saharan Africa	26	19
India	5	9
North East Asia	9	7
South East Asia and Oceania	4	—

Total	100	100

The effect of risk provisions and reversals for customer finance affecting the income statement amounted to a net negative impact of SEK 55 million in 2013 compared to a negative impact of SEK 33 million in 2012. Credit losses amounted to SEK 13 (16) million in 2013.

Security arrangements for customer finance facilities normally include pledges of equipment, pledges of certain assets belonging to the borrower and pledges of shares in the operating company. If available, third-party risk coverage is, as a rule, arranged. “Third-party risk coverage” means that a financial payment guarantee covering the credit risk has been issued by a bank, an export credit agency or other financial institution. A credit risk transfer under a sub-participation arrangement with a bank can also be arranged. In this case the entire credit risk and the funding is taken care of by the bank for the part that they cover. A credit risk cover from a third party may also be issued by an insurance company. During 2013, the Company did not take possession of any collateral it holds as security or call on any other credit enhancement.

Information about guarantees related to customer finance is included in Note C24, “Contingent liabilities,” and information about leasing is included in Note C27, “Leasing.”

The table below summarizes the Company’s outstanding customer finance as of December 31, 2013 and 2012.

Outstanding customer finance

	2013	2012
Total customer finance	3,693	5,731
Accrued interest	155	96
Less third-party risk coverage	–222	–187

Ericsson’s risk exposure	3,626	5,640

Transfers of financial assets

Transfers where the Company has not derecognized the assets in their entirety

As of December 31, 2013, there existed certain customer financing assets that the Company had transferred to third parties where the Company did not derecognize the assets in their entirety. The total carrying amount of the original assets transferred was SEK 899 (471) million; the amount of the assets that the Company continues to recognize was SEK 210 (28) million; and the carrying amount of the associated liabilities was SEK 0 (0) million.

Transfers where the Company has continuing involvement

During 2012, the Company derecognized financial assets where it had continuing involvement. A repurchase of these assets would amount to SEK 0 (225) million. No assets or liabilities were recognized in relation to the continuing involvement.

Ericsson Annual Report on Form 20-F 2013

C15    OTHER CURRENT RECEIVABLES

Other current receivables

	2013	2012
Prepaid expenses	2,766	2,623
Accrued revenues	2,846	2,305
Advance payments to suppliers	877	1,060
Derivatives with a positive value1)	1,532	3,068
Taxes	7,950	7,727
Other	1,970	3,282

Total	17,941	20,065

1)	See also Note C20, “Financial risk management and financial instruments”.

C16    EQUITY AND OTHER COMPREHENSIVE INCOME

Capital stock 2013

Capital stock at December 31, 2013, consisted of the following:

Capital stock

Parent Company	Number of shares	Capital stock (SEK million)
Class A shares	261,755,983	1,309
Class B shares	3,043,295,752	15,217

Total	3,305,051,735	16,526

The capital stock of the Parent Company is divided into two classes: Class A shares (quota value SEK 5.00) and Class B shares (quota value SEK 5.00). Both classes have the same rights of participation in the net assets and earnings. Class A shares, however, are entitled to one vote per share while Class B shares are entitled to one tenth of one vote per share.

At December 31, 2013, the total number of treasury shares was 73,968,178 (84,798,095 in 2012 and 62,846,503 in 2011) Class B shares. Ericsson did not repurchase shares in 2013 in relation to the Stock Purchase Plan.

Reconciliation of number of shares

	Number of shares	Capital stock (SEK million)
Number of shares Jan 1, 2013	3,305,051,735	16,526
Number of shares Dec 31, 2013	3,305,051,735	16,526

For further information about the number of shares, see the chapter Share Information.

Dividend proposal

The Board of Directors will propose to the Annual General Meeting 2014 a dividend of SEK 3.00 per share (SEK 2.75 in 2013 and SEK 2.50 in 2012).

Additional paid in capital

This relates to payments made by owners and includes share premiums paid.

Retained earnings

Retained earnings, including net income for the year, comprise the earned profits of the Parent Company and its share of net income in subsidiaries, joint ventures and associated companies. Retained earnings also include:

Remeasurements related to post-employment benefits

Actuarial gains and losses resulting from experience-based events and changes in actuarial assumptions, fluctuations in the effect of the asset ceiling, and adjustments related to the Swedish special payroll taxes.

Revaluation of other investments in shares and participations

The fair value reserve comprises the cumulative net change in the fair value of available-for-sale financial assets.

Cash flow hedges

The cash flow hedge reserve comprises the effective portion of the cumulative net change in the fair value of cash-flow-hedging instruments related to hedged transactions that have not yet occurred.

Cumulative translation adjustments

The cumulative translation adjustments comprise all foreign currency differences arising from the translation of the financial statements of foreign operations and changes regarding revaluation of excess value in local currency as well as from the translation of liabilities that hedge the Company’s net investment in foreign subsidiaries.

Ericsson Annual Report on Form 20-F 2013

C17    POST-EMPLOYMENT BENEFITS

Ericsson sponsors a number of post-employment benefit plans throughout the Company, which are in line with market practice in each country. The year 2013 was characterized by the overall increase in discount rates and a positive development of plan assets. Consequently, the Company experienced a decrease in the net pension liability. During the year, the Swedish payroll tax was reclassified from Other liabilities to Pension liability, which contributed to an increased pension liability.

The comparison amounts for 2012 and 2011 have not been recalculated.

Swedish plans

Sweden has both defined benefit and defined contribution plans based on collective agreement between the parties in the Swedish labor market:

•

A defined benefit plan, known as ITP 2 (occupational pension for salaried employees in manufacturing industries and trade), complemented by a defined contribution plan, known as ITPK (supplementary retirement benefits). This is a final salary-based plan.

•	A defined contribution plan, known as ITP 1, for employees born in 1979 or later.

•

A defined contribution plan ITP 1 or alternative ITP, for employees earning more than 10 income base amount and who have opted out of the defined benefit plan ITP 2, where rules are set by the Company and approved by each employee selected to participate.

The Company has by far most of its Swedish pension liabilities under defined benefit plans which are funded to 73% (72%) through Ericsson Pensionsstiftelse (a Swedish Pension Foundation). The Pensionsstiftelse covers the liability up to the value of the defined benefit obligation based on Swedish GAAP calculations. There are no funding requirements for the Swedish plans. The disability- and survivors’ pension part of the ITP-plan is secured through an insurance solution with the company Alecta, see section about Multi-employer plans.

The benefit payments are done from the Company since the liability is growing and the necessary surplus therefore is not yet reached. For the unfunded plans the Company meets the payment obligation when it falls due. The responsibility for governance of the plans and the plan assets lies with the Company and the Pensionsstiftelse. The Swedish Pensionsstiftelse is managed on the basis of a capital preservation strategy and the risk profile is set accordingly. Traditional asset-liability matching (ALM) studies are undertaken on a regular basis to allocate within different asset classes.

The plans are exposed to different risks, i.e. a sudden decrease in the bond yields, which would lead to an increase in the plan liability. A sudden instability in the financial market might also lead to a decrease in fair value of plan assets held by the Pensionsstiftelse, as the holdings of plan assets partly are exposed to equity markets; however, this may be partly offset by higher values in fixed income holdings. Swedish plans are linked to inflation and higher inflation will lead to a higher liability. For the time being, inflation is a low risk factor to the Swedish plans as actual rate of inflation has not reached the ceiling target set by the Central Bank of Sweden.

Multi-employer plans

As before, the Company has secured the disability and survivors’ pension part of the ITP Plan through an insurance solution with the insurance company Alecta. Although this part of the plan is classified as a multi-employer defined benefit plan, it is not possible to get sufficient information to apply defined benefit accounting, as for most of the accrued pension benefits in Alecta, information is missing on the allocation of earnings process between employers. Full vesting is instead registered on the last employer. Alecta is not able to calculate a breakdown of assets and provisions for each respective employer, and therefore, the disability and survivors’ pension portion of the ITP Plan has been accounted for as a defined contribution plan.

Alecta has a collective funding ratio which acts as a buffer for its insurance commitments to protect against fluctuations in investment return and insurance risks. Alecta’s target ratio is 140% and reflects the fair value of Alecta’s plan assets as a percentage of plan commitments, then measured in accordance with Alecta’s actuarial assumptions, which are different from those in IAS 19R. Alecta’s collective funding ratio was 148% (129%) as of December 31, 2013. The Company’s share of Alecta’s saving premiums is 0.6%; the total share of active members in Alecta are 2.3%. The expected contribution to the plan is SEK 163 million for 2014.

Contingent liabilities / Assets pledged as collateral

Contingent liabilities include the Company’s mutual responsibility as a credit insured company of PRI Pensionsgaranti in Sweden. This mutual responsibility can only be imposed in the instance that PRI Pensionsgaranti has consumed all of its assets, and it amounts to a maximum of 2% of the Company’s pension liability in Sweden. During 2013 the Company has pledged a business mortgage of SEK 2 billion to PRI Pensionsgaranti.

US plans

The Company operates defined benefit pension plans in the US, which are a combination of final salary pension plans and contribution-based arrangements. The final salary pension plans provide benefits to members in the form of a guaranteed level of pension payable for life. The level of benefits provided depends on members’ length of service and their salary in the final years leading up to retirement. Retirees generally do not receive inflationary increases once in payment.

The other type of plan is a contribution-based pension plan, which provides a benefit determined using a “cash balance” approach. The balance is credited monthly with interest credits and contribution credits, based on a combination of current year salary and length of service.

The majority of benefit payments are from trustee-administered funds; however, there are also a number of unfunded plans where the Company meets the benefit payment obligation as it falls due. In the US, the Company’s policy is at least to meet or exceed the funding requirements of federal regulations. The funded level in the US Pension Plan is above the point at which minimum funding would be required for fiscal year 2013.

Plan assets held in trusts are governed by local regulations and practice, as is the nature of the relationship between the Company and the trustees (or equivalent) and their composition. Responsibility for governance of the plans – including investment decisions and contribution schedules – lies with the Plan Administrative Committee (PAC). The PAC is composed of representatives from the Company. The Company’s plans are exposed to various risks associated with pension plans, i.e. a sudden decrease in bond yields would lead to an increase in the present value of the defined benefit obligation. A sudden instability in the financial markets might also lead to a decrease in the fair value of plan assets held by the trust. Pension benefits in the US are not linked to inflation; however, higher inflation poses the risk of increased final salaries being used to determine benefits for active employees. There is also a risk that the duration of payments to retirees will exceed the life expectancy in mortality tables.

Other plans

The Company also sponsors plans in other countries. The main plans are in Brazil, Ireland and the United Kingdom. The plan in Brazil is a

Ericsson Annual Report on Form 20-F 2013

pension plan wholly funded with a net surplus of assets. The plans in Ireland and the UK are final salary pension plans and are partly or wholly funded. The plans are managed by corporate trustees with directors appointed partly by the local company and partly by the plan members. The trustees are independent from the local company and subject to the specific country’s pension laws.

Amount recognized in the Consolidated balance sheet

Amount recognized in the Consolidated balance sheet

	Sweden	US	Other	Total
2013
Defined benefit obligation (DBO)	23,088	14,387	15,444	52,919
Fair value of plan assets	16,818	16,174	13,575	46,567

Deficit/surplus (+/–)	6,270	–1,787	1,869	6,352
Plans with net surplus, excluding asset ceiling1)	—	2,307	1,166	3,473

Provision for post-employment benefits2)	6,270	520	3,035	9,825

2012
Defined benefit obligation (DBO)	21,432	16,472	14,054	51,958
Fair value of plan assets	15,375	16,263	13,004	44,642

Deficit/surplus (+/–)	6,057	209	1,050	7,316
Unrecognized past service cost	—	—	–28	–28
Plans with net surplus, excluding asset ceiling1)	—	738	1,477	2,215

Provision for post-employment benefits2)	6,057	947	2,499	9,503

1)	Plans with a net surplus, i.e. where plan assets exceed DBO, are reported as Other financial assets, non-current: see Note C12, “Financial assets.” The asset ceiling increased during the year by SEK 308 million from SEK 217 million in 2012 to SEK 525 million in 2013.
2)	Plans with net liabilities are reported in the balance sheet as Post-employment benefits, non-current.

Total pension cost recognized in the Consolidated income statement

The costs for post-employment benefits within the Company are distributed between defined contribution plans and defined benefit plans, with a trend toward defined contribution plans.

Pension costs for defined contribution plans and defined benefit plans

	Sweden	US	Other	Total
2013
Pension cost for defined contribution plans	1,088	502	778	2,368
Pension cost for defined benefit plans	1,581	85	392	2,058

Total	2,669	587	1,170	4,426

Total pension cost expressed as a percentage of wages and salaries				9.1%

2012
Pension cost for defined contribution plans	977	404	701	2,082
Pension cost for defined benefit plans	936	–454	198	680

Total	1,913	–50	899	2,762

Total pension cost expressed as a percentage of wages and salaries				5.7%

2011
Pension cost for defined contribution plans	2,039	360	643	3,042
Pension cost for defined benefit plans	621	42	184	847

Total	2,660	402	827	3,889

Total pension cost expressed as a percentage of wages and salaries				8.9%

Ericsson Annual Report on Form 20-F 2013

Change in the net defined benefit obligation

Change in the net defined benefit obligation

	Present value of obligation 20133)	Fair value of plan assets 2013	Total 2013	Present value of obligation 2012	Fair value of plan assets 2012	Total 2012
Opening balance	51,958	–44,642	7,316	36,375	–28,019	8,356
Reclassification1)	1,799	—	1,799	—	—	—

Included in the income statement:
Current service cost	1,351	—	1,351	1,280	—	1,280
Past service cost and gains and losses on settlements	363	—	363	–353	—	–353
Interest cost/income (+/–)	2,046	–1,846	200	2,120	–2,357	–237
Taxes and administrative expenses	129	16	145	—	—	—
Other	–4	3	–1	–72	42	–30
	3,885	–1,827	2,058	2,975	–2,315	660

Remeasurements:
Return on plan assets excluding amounts in interest expense/income	—	–550	–550	—	–1,634	–1,634
Actuarial gains/losses (–/+) arising from changes in demographic assumptions	46	—	46	—	—	—
Actuarial gains/losses (–/+) arising from changes in financial assumptions	–3,629	—	–3,629	2,104	—	2,104
Experience-based gains/losses (–/+)	611	—	611	363	—	363
	–2,972	–550	–3,522	2,467	–1,634	833

Translation difference	–115	190	75	–1,353	1,361	8
Contributions and payments from employer:
Employers2)	–554	–971	–1,525	—	–1,751	–1,751
Plan participants	55	–44	11	22	–22	0
Payments from plans:
Benefit payments	–1,181	1,181	0	–1,478	1,311	–167
Settlements	–116	96	–20	372	–156	216
Business combinations and divestments4)	160	—	160	12,578	–13,417	–839

Closing balance	52,919	–46,567	6,352	51,958	–44,642	7,316

1)	The provision for the Swedish special payroll taxes which was previously included in Other current liabilities, has been re-classified as a pension liability in line with the implementation of the revised IAS 19R on January 1, 2013.
2)	The expected contribution to the plan is SEK 550 million during 2014.
3)	The weighted average duration of DBO is 17.9 years.
4)	Business combinations in 2013 are related to the acquisition of Modems. In 2012 business combinations are related to the acquisition of Telcordia.

Present value of the defined benefit obligation

	Sweden	US	Other	Total
2013
DBO, closing balance	23,088	14,387	15,444	52,919
Of which partially or fully funded	22,598	13,867	13,396	49,861
Of which unfunded	490	520	2,048	3,058
2012
DBO, closing balance	21,432	16,472	14,054	51,958
Of which partially or fully funded	20,916	15,895	12,064	48,875
Of which unfunded	516	577	1,990	3,083

Asset allocation by geography

	Sweden	US	Other	Total	Of which unquoted
2013
Cash and cash equivalents	592	218	261	1,071	35%
Equity securities	2,112	2,081	4,459	8,652	31%
Debt securities	3,601	6,934	6,982	17,517	61%
Real estate	1,649	—	76	1,725	100%
Investment funds	8,864	6,512	414	15,790	60%
Assets held by insurance company	—	—	633	633	100%
Other	—	429	750	1,179	65%

Total	16,818	16,174	13,575	46,567

Of which real estate occupied by the Company	—	—	—	—
Of which securities issued by the Company	25	—	—	25

Ericsson Annual Report on Form 20-F 2013

Asset allocation by geography

	Sweden	US	Other	Total	Of which unquoted
2012
Cash and cash equivalents	2,159	683	197	3,039	25%
Equity securities	1,371	5,107	2,865	9,343	15%
Debt securities	4,139	10,040	7,929	22,108	60%
Real estate	574	433	110	1,117	100%
Investment funds	7,132	—	849	7,981	55%
Assets held by insurance company	—	—	305	305	100%
Other	—	—	749	749	100%

Total	15,375	16,263	13,004	44,642

Of which real estate occupied by the Company	—	—	—	—
Of which securities issued by the Company	25	—	—	25

Actuarial assumptions

Financial and demographic actuarial assumptions

Group1)
2013
Financial assumptions
Discount rate	4.5%
Demographic assumptions
Life expectancy after age 65 in years, weighted average	22
2012
Financial assumptions
Discount rate	4.1%
Demographic assumptions
Life expectancy after age 65 in years, weighted average	22

1)	Weighted average for disclosure purposes only. Country-specific assumptions were used for each actuarial calculation.

Actuarial assumptions are assessed on a quarterly basis.

See also Notes C1 and C2.

Sweden

The defined benefit obligation has been calculated using a discount rate based on yields of covered bonds, which is higher than a discount rate based on yields of government bonds. The Swedish covered bonds are considered high-quality bonds, mainly AAA-rated, as they are secured with assets, and the market for covered bonds is considered deep and liquid, thereby meeting the revised IAS 19 requirements.

US

The defined benefit obligation has been calculated using a discount rate based on yields of high-quality corporate bonds, where “high-quality” has been defined as a rating of AA and above.

Actuarial gains and losses reported directly in Other comprehensive income

	2013	2012
Cumulative gain/loss (–/+) at beginning of year	8,696	7,911
Recognized gain/loss (–/+) during the year	–3,522	833
Translation difference	45	–48

Cumulative gain/loss (–/+) at end of year	5,219	8,696

Total remeasurements in Other comprehensive income related to post-employment benefits

	2013	2012
Actuarial gains and losses (+/–)	3,128	–833
The effect of asset ceiling	–308	266
Swedish special payroll taxes1)	394	116
Total	3,214	–451

Actuarial gains and losses for joint ventures and associated companies	—	50

1)	Swedish payroll taxes are included in recognized gain/loss during the year in OCI.

Sensitivity analysis of significant actuarial assumptions

Group
Impact on DBO, SEK billion
2013
Discount rate +0.5%	–5
Discount rate –0.5%	+5

Ericsson Annual Report on Form 20-F 2013

C18    PROVISIONS

Provisions

	Warranty	Restructuring	Other	Total
2013
Opening balance	1,595	1,218	5,825	8,638
Additions	924	2,439	1,336	4,699
Reversal of excess amounts	–588	–237	–736	–1,561
Negative effect on Income Statement				3,138
Cash out/utilization	–948	–2,089	–2,984	–6,021
Balances regarding divested/acquired businesses	–2	0	–10	–12
Reclassification	1	–3	–184	–186
Translation differences	–73	17	–139	–195

Closing balance	909	1,345	3,108	5,362

2012
Opening balance	1,888	1,327	3,050	6,265
Additions	1,088	1,234	4,689	7,011
Reversal of excess amounts	–157	–150	–766	–1,073
Negative effect on Income Statement				5,938
Cash out/utilization	–1,188	–1,170	–1,117	–3,475
Balances regarding divested/acquired businesses	48	—	92	140
Reclassification	1	11	–34	–22
Translation differences	–85	–34	–89	–208

Closing balance	1,595	1,218	5,825	8,638

Provisions will fluctuate over time depending on business mix, market mix and technology shifts. Risk assessment in the ongoing business is performed monthly to identify the need for new additions and reversals. Management uses its best judgment to estimate provisions based on this assessment. In certain circumstances, provisions are no longer required due to outcomes being more favorable than anticipated, which affect the provisions balance as a reversal. In other cases the outcome can be negative, and if so, a charge is recorded in the income statement.

For 2013, new or additional provisions amounting to SEK 4.7 billion were made, and SEK 1.6 billion of provisions was reversed. The actual cash outlays for 2013 were SEK 6.0 billion compared with the estimated SEK 7 billion. The main part of the total cash out for 2013 was made up of other provisions of SEK 3.0 billion and restructuring provisions of SEK 2.1 billion. The expected total cash outlays in 2014 are approximately SEK 4.2 billion.

Of the total provisions, SEK 222 (211) million is classified as non-current. For more information, see Note C1, “Significant accounting policies” and Note C2, “Critical accounting estimates and judgments.”

Warranty provisions

Warranty provisions are based on historic quality rates for established products as well as estimates regarding quality rates for new products and costs to remedy the various types of faults predicted. Provisions amounting to SEK 0.9 billion were made and due to more favorable outcomes in certain cases reversals of SEK 0.6 billion were made. The actual cash outlays for 2013 were SEK 0.9 billion, in line with the expected SEK 1 billion. The cash outlays of warranty provisions during year 2014 are estimated to total approximately SEK 0.7 billion.

Restructuring provisions

In 2013 SEK 2.4 billion in provisions were made and SEK 0.2 billion were reversed due to a more favorable outcome than expected. The cash outlays were SEK 2.1 billion for the full year. Due to the fact that the major part of the cash outlays was related to additional provisions during 2013, it deviated from the estimated SEK 1 billion. The cash outlays for 2014 are estimated to total approximately SEK 1.1 billion.

Other provisions

Other provisions include provisions for probable contractual penalties, tax issues, litigations, supplier claims, and other. During 2013, new provisions amounting to SEK 1.3 billion were made and SEK 0.7 billion were reversed due to a more favorable outcome. The cash outlays were SEK 3.0 billion in 2013 compared to the estimate of SEK 5.4 billion. The majority of this stemmed from the utilization of the 2012 ST-Ericsson provision. For 2014, the cash outlays are estimated to total approximately SEK 2.4 billion.

Ericsson Annual Report on Form 20-F 2013

C19    INTEREST-BEARING LIABILITIES

As of December 31, 2013, the Company’s outstanding interest-bearing liabilities stood at SEK 29.5 (28.7) billion.

Interest-bearing liabilities

	2013	2012
Borrowings, current
Current part of non-current borrowings1)	6,037	3,018
Other current borrowings	1,351	1,751

Total current borrowings	7,388	4,769

Borrowings, non-current
Notes and bond loans	14,522	16,519
Other borrowings, non-current	7,545	7,379
Total non-current interest-bearing liabilities	22,067	23,898

Total interest-bearing liabilities	29,455	28,667

1)	Including notes and bond loans of SEK 1,966 (2,671) million.

All outstanding notes and bond loans are issued by the Parent Company under its Euro Medium-Term Note (EMTN) program or under its SEC-registered program. Bonds issued at a fixed interest rate are normally swapped to a floating interest rate using interest rate swaps leaving a maximum of 50% of outstanding loans at fixed interest rates. This arrangement resulted in a weighted average interest rate of 4.44% (4.69%). These bonds are revalued based on changes in benchmark interest rates according to the fair value hedge methodology stipulated in IAS 39.

In June 2013, the Company repaid the EUR 313 million bond.

In June the Company signed a new USD 2 billion multi-currency revolving credit facility and refinanced its credit facility signed in 2007. The new facility has a tenor of five years, with two extension options of one year each, and the facility serves for general corporate purposes.

In November 2013, the Company made a full drawdown of USD 684 million under the European Investment Bank (EIB) loan facility signed in October 2012. The loan supports the company’s R&D activities to further develop the next generation radio and IP technology that supports mobile broadband build-out globally. The loan will mature in November 2020.

In January 2014, the Company repaid the SEK 4 billion EIB loan with original maturity July 2015.

Notes, bonds and bilateral loans

Issued–maturing	Nominal amount	Coupon	Currency	Book value (SEK m.)		Maturity date		Unrealized hedge gain/loss (included in book value)
Notes and bond loans
2007-2014	220	0.594%	EUR	1,966		June 27, 2014	1)
2007-2017	500	5.375%	EUR	5,056	2)	June 27, 2017		–616
2009-20163)	300		USD	1,939		June 23, 2016
2010-20204)	170		USD	1,112		December 23, 2020
2012-2022	1,000	4.125%	USD	6,415		May 15, 2022

Total notes and bond loans				16,488				–616

Bilateral loans
2008-20155)	4,000		SEK	4,000		July 15, 2015
2012-20196)	98		USD	632		September 30, 2019
2012-20216)	98		USD	634		September 30, 2021
2013-20207)	684		USD	4,420		November 6, 2020

Total bilateral loans				9,686

1)	Next contractual repricing date March 27, 2014 (quarterly).
2)	Interest rate swaps are designated as fair value hedges.
3)	Private Placement, Swedish Export Credits Guarantee Board (EKN) / Swedish Export Credit Corporation (SEK).
4)	Private Placement, Swedish Export Credit Corporation (SEK).
5)	European Investment Bank (EIB), R&D project financing. Full prepayment January 15, 2014.
6)	Nordic Investment Bank (NIB), R&D project financing.
7)	European Investment Bank (EIB), R&D project financing.

Ericsson Annual Report on Form 20-F 2013

C20    FINANCIAL RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

The Company’s financial risk management is governed by a policy approved by the Board of Directors. The Finance Committee of the Board of Directors is responsible for overseeing the capital structure and financial management of the Company and approving certain matters (such as investments, customer finance commitments, guarantees and borrowing) and continuously monitors the exposure to financial risks.

The Company defines its managed capital as the total Company equity. For the Company, a robust financial position with a strong equity ratio, investment grade rating, low leverage and ample liquidity is deemed important. This provides financial flexibility and independence to operate and manage variations in working capital needs as well as to capitalize on business opportunities.

The Company’s overall capital structure should support the financial targets: to grow faster than the market, deliver best-in-class margins and generate a healthy cash flow. The capital structure is managed by balancing equity, debt financing and liquidity in such a way that the Company can secure funding of operations at a reasonable cost of capital. Regular borrowings are complemented with committed credit facilities to give additional flexibility to manage unforeseen funding needs. The Company strives to finance growth, normal capital expenditures and dividends to shareholders by generating sufficient positive cash flows from operating activities.

The Company’s capital objectives are:

•	To maintain an equity ratio above 40%

•	A cash conversion rate above 70%

•	To maintain a positive net cash position

•	To maintain a solid investment grade rating by Moody’s and Standard & Poor’s.

Capital objectives-related information, SEK billion

	2013	2012
Capital	142	138
Equity ratio	53%	50%
Cash conversion	79%	116%
Positive net cash	37.8	38.5

The Company has a treasury function with the principal role to ensure that appropriate financing is in place through loans and committed credit facilities, actively managing the Company’s liquidity as well as financial assets and liabilities, and managing and controling financial risk exposures in a manner consistent with underlying business risks and financial policies. Hedging activities, cash management and insurance management are largely centralized to the treasury function in Stockholm.

The Company also has a customer finance function with the main objective to find suitable third-party financing solutions for customers and to minimize recourse to the Company. To the extent that customer loans are not provided directly by banks, the Parent Company provides or guarantees vendor credits. The customer finance function monitors the exposure from outstanding vendor credits and credit commitments. The Company classifies financial risks as:

•	Foreign exchange risk

•	Interest rate risk

•	Credit risk

•	Liquidity and refinancing risk

•	Market price risk in own and other equity instruments.

The Board of Directors has established risk limits for defined exposures to foreign exchange and interest rate risks as well as to political risks in certain countries.

For further information about accounting policies, see Note C1, “Significant accounting policies”.

Foreign exchange risk

The Company is a global company with sales mainly outside Sweden. Sales and incurred costs are to a large extent denominated in currencies other than SEK and therefore the financial results of the Company are impacted by currency fluctuations.

The Company reports the financial statements in SEK. Movements in exchange rates between currencies that affect these statements are impacting the comparability between periods.

Line items, primarily sales, are impacted by translation exposure incurred when converting foreign entities’ financial statements into SEK. Line items and profitability, such as operating income, are impacted by transaction exposure incurred when financial assets and liabilities, primarily trade receivables and trade payables, are initially recognized and subsequently remeasured due to change in foreign exchange rates.

In the table below we present the net exposure for the four largest currencies impact on sales and also net transaction exposure of these currencies on profitability.

Currency exposure, SEK billion

Exposure currency	Sales translation exposure	Sales transaction exposure	Sales net exposure	Incurred cost transaction exposure1)	Net transaction exposure
USD	58.2	37.8	96.0	–15.4	22.4
EUR	30.4	11.3	41.7	–6.9	4.4
JPY	11.8	0.0	11.8	5.7	5.7
CNY	11.8	–0.2	11.6	–7.2	–7.4

1)	Transactions in foreign currency - internal sales, internal purchases, external purchases.

Translation exposure

Translation exposure relates to sales and cost incurred in foreign entities when converted into SEK upon consolidation. These exposures cannot be addressed by hedging, but as the income statement is translated using average rate (average rate gives a good approximation), the impact of volatility in foreign currency rates is reduced.

Transaction exposure

Transaction exposure relates to sales and cost incurred in non-reporting currencies in individual group companies. Foreign exchange risk is as far as possible concentrated in Swedish group companies, primarily Ericsson AB. Sales to foreign subsidiaries are normally denominated in the functional currency of the customers, and so tend to be denominated in USD or another foreign currency. In order to limit the exposure toward exchange rate fluctuations on future revenues and costs, committed and forecasted future sales and purchases in major currencies are hedged with 7% of 12-month forecast monthly. This corresponds to approximately 5–6 months of an average forecast.

As disclosed under note C1 Significant Accounting Policies, the Company has as of January 1, 2013, discontinued hedge accounting for new derivatives hedging forecasted sales and costs incurred as from this date. This means that outstanding derivatives contracts, with transaction date January 1, 2013 or later that are hedging future sales and costs incurred are revalued against “Other operating income and expense”. The sensitivity in “Other operating income and expense” in relation to this revaluation is dependent on changes in foreign exchange rates, forecasts, seasonality and hedging policy. USD is our largest exposure and at year-end a 5% change in FX-rates would

Ericsson Annual Report on Form 20-F 2013

impact profit and loss with approximately SEK 0.6 billion. Revaluation results of derivatives contracts, with transaction date January 1, 2013 or later amounted to SEK 0.5 billion in 2013. When hedge accounting was applied revaluation was recognized in OCI until the underlying transaction occurred and then a recycling was made to the related items of the income statements, as disclosed in Note C1.

According to Company policy, transaction exposure in subsidiaries’ balance sheets (i.e. trade receivables and payables and customer finance receivables) should be fully hedged, except for non-tradable currencies.

Foreign exchange exposures in balance sheet items are hedged through offsetting balances or derivatives.

Translation exposure in net assets

The Company has many subsidiaries operating outside Sweden with functional currencies other than SEK. The results and net assets of such companies are exposed to exchange rate fluctuations, which affect the consolidated income statement and balance sheet when translated to SEK. Translation risk related to forecasted results from foreign operations cannot be hedged, but net assets can be addressed by hedging.

Translation exposure in foreign subsidiaries is hedged according to the following policy established by the Board of Directors:

Translation risk related to net assets in foreign subsidiaries is hedged up to 20% in selected companies. The translation differences reported in Other comprehensive income during 2013 were negative, SEK –1.7 (–3.9) billion, including hedging gain/loss of SEK 0.0 (0.0) billion.

Interest rate risk

The Company is exposed to interest rate risk through market value fluctuations in certain balance sheet items and through changes in interest revenues and expenses. The net cash position was SEK 37.8 (38.5) billion at the end of 2013, consisting of cash, cash equivalents and short-term investments of SEK 77.1 (76.7) billion and interest-bearing liabilities and post-employment benefits of SEK 39.3 (38.2) billion.

The Company manages the interest rate risk by i) matching fixed and floating interest rates in interest-bearing balance sheet items and ii) avoiding significant fixed interest rate exposure in the Company’s net cash position. The policy is that interest-bearing assets shall have an average interest duration of between 10 and 14 months, taking derivative instruments into consideration. Interest-bearing liabilities do not have a firm target for the duration, nor a firm target for fixed/ floating interest rate, as duration and interest mix are decided based on market conditions when the liabilities are issued. Group Treasury has a mandate to deviate from the asset management benchmark given by the Board and take foreign exchange positions up to an aggregated VaR of SEK 45 million given a confidence level of 99% and a 1-day horizon.

Interest duration, SEK billion

	< 3M	3-12M	1-3Y	3-5Y	>5Y	Total
Interest-bearing trading	–8.7	10.9	0.5	–2.4	–0.3	0.0
Interest-bearing assets	65.1	–0.3	7.8	2.1	2.4	77.1
Interest-bearing liabilities	–10.5	–6.8	0.0	–4.4	–7.8	–29.5

When managing the interest rate exposure, the Company uses derivative instruments, such as interest rate swaps. Derivative instruments used for converting fixed rate debt into floating rate debt are designated as fair value hedges.

Fair value hedges

The purpose of fair value hedges is to hedge the variability in the fair value of fixed-rate debt (issued bonds) from changes in the relevant benchmark yield curve for its entire term by converting fixed interest payments to a floating rate (e.g. STIBOR or LIBOR) by using interest rate swaps (IRS). The credit risk/spread is not hedged.

The fixed leg of the IRS is matched against the cash flows of the hedged bond. Hereby the fixed-rate bond/debt is converted into a floating-rate debt in accordance with the policy.

Outstanding derivatives 1)

	2013			2012
Fair value	Asset		Liability	Asset		Liability
Currency derivatives
Maturity within 3 months	512		158	976		60
Maturity between 3 and 12 months	293		9	611		10
Maturity between 1 and 3 years	8		0	4		—

Total	813		167	1,591		70
Of which designated in cashflow hedge relations	—		—	816		6
Of which designated in net investment hedge relations	—		—	—		—

Interest rate derivatives
Maturity within 3 months	—		—	—		—
Maturity between 3 and 12 months	186		269	487		285
Maturity between 1 and 3 years	382		688	565		681
Maturity between 3 and 5 years	663		163	1,212		739
Maturity of more than 5 years	101		36	38		—

Total	1,332	2)	1,156	2,302	2)	1,705
Of which designated in fair value hedge relations	724		—	969		—

1)	Some of the derivatives hedging non-current liabilities are recognized in the balance sheet as non-current derivatives due to hedge accounting.
2)	Of which SEK 613 (825) million is reported as non-current assets.

Sensitivity analysis

The Company uses the VaR methodology to measure foreign exchange and interest rate risks in portfolios managed by the Treasury. This statistical method expresses the maximum potential loss that can arise with a certain degree of probability during a certain period of time. For the VaR measurement, the Company has chosen a probability level of 99% and a 1-day time horizon. The daily VaR measurement uses market volatilities and correlations based on historical daily data (one year).

The average VaR calculated for 2013 was SEK 16.3 (9.8) million for the combined mandates. No VaR-limits were exceeded during 2013.

Financial credit risk

Financial instruments carry an element of risk in that counterparts may be unable to fulfill their payment obligations. This exposure arises in the investments in cash, cash equivalents, short-term investments and from derivative positions with positive unrealized results against banks and other counterparties.

The Company mitigates these risks by investing cash primarily in well-rated securities such as treasury bills, government bonds, commercial papers, and mortgage-covered bonds with short-term ratings of at least A-2/P-2 or equivalents, and long-term ratings of AAA. Separate credit limits are assigned to each counterpart in order to minimize risk concentration. All derivative transactions are covered by ISDA netting agreements to reduce the credit risk. No credit losses were incurred during 2013, SEK 0.0 (0.0) billion, neither on external investments nor on derivative positions.

Ericsson Annual Report on Form 20-F 2013

At December 31, 2013, the credit risk in financial cash instruments was equal to the instruments’ carrying value. Credit exposure in derivative instruments was SEK 2.1 (3.9) billion.

Liquidity risk

The Company minimizes the liquidity risk by maintaining a sufficient net cash position, centralized cash management, investments in highly liquid interest-bearing securities, and by having sufficient committed credit lines in place to meet potential funding needs. For information about contractual obligations, please see Note C31, “Contractual obligations.” The current cash position is deemed to satisfy all short-term liquidity requirements as well as non-current borrowings.

Cash, cash equivalents and short-term investments

	Remaining time to maturity
SEK billion	< 3 months	3-12 months	1–5 years	>5 years	Total
Banks	37.6	0.3	—	—	37.9
Type of issuer/counterpart
Governments	0.5	4.1	14.6	3.7	22.9
Corporates	4.4	—	—	—	4.4
Mortgage institutes	—	—	11.9	—	11.9
2013	42.5	4.4	26.5	3.7	77.1
2012	47.1	4.8	24.0	0.8	76.7

The instruments are either classified as held for trading or as assets available-for-sale with maturity less than one year and are therefore short-term investments. Cash, cash equivalents and short-term investments are mainly held in SEK unless offset by EUR-funding.

Refinancing risk

Refinancing risk is the risk that the Company is unable to refinance outstanding debt under reasonable terms and conditions, or at all, at a given point in time.

Repayment schedule of non-current borrowings1)

Nominal amount (SEK billion)	Current maturities of long- term debt	Notes and bonds (non-current)	Liabilities to financial institutions (non-current)	Total
2014	6.0	—	—	6.0
2015	—	—	0.8	0.8
2016	—	2.0	0.0	2.0
2017	—	4.4	0.0	4.4
2018	—	—	—	—
2019	—	—	0.6	0.6
2020	—	1.1	4.4	5.5
2021	—	—	0.6	0.6
2022	—	6.4	—	6.4

Total	6.0	13.9	6.4	26.3

1)	Excluding finance leases reported in Note C27, “Leasing.”

Debt financing is mainly carried out through borrowing in the Swedish and international debt capital markets.

Bank financing is used for certain subsidiary funding and to obtain committed credit facilities.

Funding programs1)

	Amount	Utilized		Unutilized
Euro Medium-Term Note program (USD million)	5,000	1,462		3,538
SEC Registered program (USD million)	—	1,000	2)	—
Long-term Committed Credit facility (USD million)	2,000	—		2,000
Indian Commercial Paper program (INR million)	5,000	—		5,000

1)	There are no financial covenants related to these programs.
2)	Program amount indeterminate.

Fair valuation of the Company’s financial instruments

The Company’s financial instruments generally meet the requirements of level 1 valuation due to the fact that they are based on quoted prices in active markets for identical assets.

Exceptions to this relates to:

•

OTC derivatives with an amount of gross SEK 5.2 billion in relation to assets and gross SEK 4.4 billion in relation to liabilities were valued based on references to other market data as currency or interest rates. These valuations fall under level 2 valuation as defined by IFRS.

•

Ownership in other companies where the Company neither has control nor significant influence. The amount recognized in these cases was SEK 0.5 (0.4) billion. These assets, classified as level 3 assets for valuation purposes, have been valued based on value in use technique.

Financial instruments carried at other than fair value

The fair value of the Company’s financial instruments, recognized at fair value, is determined based on quoted market prices or rates. In the following tables, carrying amounts and fair values of financial instruments that are carried in the financial statements at sums other than fair values are presented. Assets valued at fair value through profit or loss showed a net gain of SEK 1.2 billion. For further information about valuation principles, see Note C1, “Significant accounting policies.”

Financial instruments carried at other than fair value1)

	Book value		Fair value
SEK billion	2013	2012	2013	2012
Current part of non-current borrowings	6.0	3.0	6.0	3.0
Notes and bond loans	14.5	16.5	14.7	17.0
Other borrowings non-current	7.5	7.4	7.6	7.6

Total	28.0	26.9	28.3	27.6

1)	Excluding finance leases reported in Note C27, “Leasing.”

Financial instruments excluded from the tables, such as trade receivables and payables, are carried at amortized cost which is deemed to be equal to fair value. When a market price is not readily available and there is insignificant interest rate exposure affecting the value, the carrying value is considered to represent a reasonable estimate of fair value.

Market price risk in own shares and other listed equity investments

Risk related to our own share price

The Company is exposed to fluctuations in its own share price through stock purchase plans for employees and synthetic share-based compensations to the Board of Directors.

Ericsson Annual Report on Form 20-F 2013

Stock purchase plans for employees

The obligation to deliver shares under the stock purchase plan is covered by holding Ericsson Class B shares as treasury stock. A change in the share price will result in a change in social security charges, which represents a risk to the income statement. The cash flow exposure is fully hedged through the holding of Ericsson Class B shares as treasury stock to be sold to generate funds, which also cover social security payments.

Synthetic share-based compensations to the Board of Directors

In the case of these plans, the Company is exposed to risks in relation to own share price, both with regards to compensation expenses and social security charges. The obligation to pay compensation amounts under the synthetic share-based compensations to the Board of Directors is covered by a liability in the balance sheet.

For further information about the stock purchase plan and synthetic share-based compensations to the Board of Directors, see note C28, “Information regarding members of the Board of Directors, the Group management and employees.”

Offsetting financial assets and liabilities

As required by IFRS, the Company has off set financial instruments under ISDA agreements. The related assets amounted to SEK 5.2 billion, prior to offsetting of SEK 3.1 billion, with a net amount of SEK 2.1 billion recognized in the balance sheet. The related liabilities amounted to SEK 4.4 billion, prior to offsetting of SEK 3.1 billion, with a net amount of SEK 1.3 billion recognized in the balance sheet.

Financial instruments, book value

SEK billion	Customer finance	Trade receivables	Short- term invest- ments	Cash equiva- lents	Borrowings	Trade payables	Other financial assets	Other current receiv- ables	Other current liabilities	2013	2012
Note	C14	C14			C19	C22	C12	C15	C21
Assets at fair value through profit or loss	—	—	35.0	11.1	—	—	0.6	1.5	–1.3	46.9	46.3
Loans and receivables	3.4	71.0	—	2.4	—	—	5.1	—	—	81.9	74.3
Financial liabilities at amortized cost	—	—	—	—	–29.5	–20.5	—	—	—	–50.0	–51.8

Total	3.4	71.0	35.0	13.5	–29.5	–20.5	5.7	1.5	–1.3	78.8	68.8

C21    OTHER CURRENT LIABILITIES

Other current liabilities

	2013	2012
Income tax liabilities	2,805	3,878
Advances from customers	5,471	4,754
Liabilities to associated companies and joint ventures	—	—
Accrued interest	208	259
Accrued expenses, of which	32,810	32,353
Employee-related	11,532	11,166
Supplier-related	11,478	11,440
Other1)	9,800	9,747
Deferred revenues	9,887	11,658
Derivatives with a negative value2)	1,323	1,775
Other3)	5,810	6,431

Total	58,314	61,108

1)	Major balance relates to accrued expenses for customer projects.
2)	See Note C20, “Financial risk management and financial instruments.”
3)	Includes items such as VAT and withholding tax payables and other payroll deductions, and liabilities for goods received where the related invoice has not yet been received.

C22    TRADE PAYABLES

Trade payables

	2013	2012
Payables to associated companies and joint ventures	333	81
Other	20,169	23,019

Total	20,502	23,100

C23    ASSETS PLEDGED AS COLLATERAL

Assets pledged as collateral

	2013	2012
Chattel mortgages1)	2,177	185
Bank deposits	379	335

Total	2,556	520

1)	See also Note C17, “Post-Employment benefits”.

Ericsson Annual Report on Form 20-F 2013

C24    CONTINGENT LIABILITIES

Contingent liabilities

	2013	2012
Contingent liabilities	657	613

Total	657	613

Contingent liabilities assumed by Ericsson include guarantees of loans to other companies of SEK 23 (24) million. Ericsson has SEK 37 (59) million issued to guarantee the performance of a third party.

All ongoing legal and tax proceedings have been evaluated, their potential economic outflows and probability estimated and necessary provisions made. In Note C2, “Critical Accounting Estimates and Judgments,” further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.

Financial guarantees for third parties amounted to SEK 116 (286) million as of December 31, 2013. The maturity date for the majority of the issued guarantees occurs in 2014 at the latest.

C25    STATEMENT OF CASH FLOWS

Interest paid in 2013 was SEK 1,233 million (SEK 1,650 million in 2012 and SEK 1,422 million in 2011) and interest received in 2013 was SEK 1,266 million (SEK 1,883 million in 2012 and SEK 2,632 million in 2011). Taxes paid, including withholding tax, were SEK 6,537 million in 2013 (SEK 5,750 million in 2012 and SEK 4,393 million in 2011).

Cash and cash equivalents includes cash of SEK 28,618 (30,358) million and temporary investments of SEK 13,477 (14,324) million. For more information regarding the disposition of cash and cash equivalents and unutilized credit commitments, see Note C20, “Financial risk management and financial instruments.”

Cash and cash equivalents as of December 31, 2013, include SEK 4.9 billion (3.8) in countries where there exist significant cross-border conversion restrictions due to hard currency shortage or strict government controls. This amount is therefore not considered available for general use by the Parent Company. These restrictions have not had, and are not expected to have, significant impact on the Company’s ability to meet its cash obligations.

Adjustments to reconcile net income to cash

	2013	2012	2011
Property, plant and equipment
Depreciation	4,227	4,052	3,499
Impairment losses/reversals of impairments	–18	–40	47
Total	4,209	4,012	3,546

Intangible assets
Amortization
Capitalized development expenses	1,407	1,058	995
Intellectual Property Rights, brands and other intangible assets	4,521	4,436	4,470

Total amortization	5,928	5,494	5,465
Impairments
Capitalized development expenses	—	266	7
Intellectual Property Rights, brands and other intangible assets	—	117	18

Total	5,928	5,877	5,490

Total depreciation, amortization and impairment losses on property, plant and equipment and intangible assets	10,137	9,889	9,036

Taxes	–1,323	–1,140	1,994
Dividends from joint ventures/associated companies1)	128	133	177
Undistributed earnings in joint ventures/associated companies1)	130	11,636	3,533
Gains/losses on sales of investments and operations, intangible assets and PP&E, net2)	976	–8,087	–159
Other non-cash items3)	–220	646	–1,968

Total adjustments to reconcile net income to cash	9,828	13,077	12,613

1)	See Note C12, “Financial assets, non-current.”
2)	See Note C26, “Business combinations.”
3)	Refers mainly to unrealized foreign exchange, gains/losses on financial instruments.

Acquisitions/divestments of subsidiaries and other operations

	Acquisitions	Divestments
2013
Cash flow from business combinations1)	–3,054	448
Acquisitions/divestments of other investments	–93	17

Total	–3,147	465

2012
Cash flow from business combinations1)	–11,575	9,502
Acquisitions/divestments of other investments	46	–50

Total	–11,529	9,452

2011
Cash flow from business combinations1)	–1,232	–28
Acquisitions/divestments of other investments	–1,949	81

Total	–3,181	53

1)	Also see Note C26, “Business combinations.”

Ericsson Annual Report on Form 20-F 2013

C26    BUSINESS COMBINATIONS

Acquisitions and divestments

Acquisitions

Acquisitions 2011–2013

	2013	2012		2011
Total consideration, including cash	3,176	12,564	1)	1,162

Acquisition-related costs2)	101	150		77

Net assets acquired
Cash and cash equivalents	223	1,139		7
Property, plant and equipment	597	480		259
Intangible assets	1,551	6,672		382
Investments in joint ventures and associated companies	—	—		120
Other assets	850	2,105		140
Provisions, including post-employment benefits	–463	714		–23
Other liabilities	–1,705	–3,214		–37

Total identifiable net assets	1,053	7,896		848
Operating expenses	410	—		—
Non-controlling interest	67	375		54
Goodwill	1,646	4,293		260

Total	3,176	12,564		1,162

1)	The cash transaction includes payment of external loan of SEK 6.2 billion and investment in subsidiary of SEK 2.5 billion.
2)	Acquisition-related costs are included in Selling and administrative expenses in the consolidated income statement.

In 2013, Ericsson made acquisitions with a negative cash flow effect amounting to SEK 3,054 (11,575) million. These acquisitions consist primarily of:

•

Airvana: On September 5, 2013, the Company acquired 100% of the shares in Airvana Network Solutions Inc. Airvana Network Solutions is a Massachusetts-based company and supplier of EVDO software to Ericsson. EVDO software enables data transmission in a CDMA wireless network and is an important part of the CDMA ecosystem. A one-time charge related to the acquisition impacted the operating expenses negatively by SEK –0.4 billion. Balances to facilitate the Purchase price allocation are preliminary.

•

Devoteam: On April 30, 2013, the Company acquired Devoteam’s Telecom & Media operations in France. The transaction was structured as a stock purchase, where 100% of the shares in a company holding Devoteam’s Telecom & Media operations were acquired. Acquiring the activities of Devoteam adds unique expertise in complex, strategic and technical consulting engagements that will enable us to immediately enhance the value that we bring to our customers. Balances to facilitate the Purchase price allocation are final.

•

Mediaroom: On September 5, 2013, the Company acquired the TV solution Mediaroom business from Microsoft in an asset deal. Mediaroom is the leading platform for video distribution deployed with the world’s largest IPTV operators. This strategic acquisition positions Ericsson as an industry leader thanks to the skills and experiences of the talented people of Mediaroom combined with Ericsson’s end-to-end service capabilities. Balances to facilitate the Purchase price allocation are preliminary.

•

Modems: On August 5, 2013 Ericsson and STMicroelectronics announced the closing of the transaction for the split up of ST-Ericsson. This follows the announcement the companies made on March 18, 2013 on the chosen strategic option for the future of the joint venture. Effective August 2, 2013 Ericsson has taken on the design, development and sales of the LTE multimode thin modem solutions, including 2G, 3G and 4G interoperability. In total, approximately 1,800 employees and contractors have joined Ericsson. Balances to facilitate the Purchase price allocation are preliminary.

•

Telcocell: On September 2, 2013, the Company acquired assets from Telcocell, a Canadian consulting and systems integration company specializing in Business Support Systems (BSS). The acquisition complements Ericsson’s consulting and systems integration offering to telecom and cable customers in North America, Western Europe and Latin America. Balances to facilitate the Purchase price allocation are preliminary.

In order to finalize a Purchase price allocation all relevant information needs to be gathered. Examples of such information include final consideration and final opening balances. Balances may remain preliminary for up to a year due to, for example, working capital adjustments, tax items or decisions from local authorities.

Divestments

Divestments 2011–2013

	2013	2012	2011
Proceeds	655	9,502	–39
Net assets disposed of
Property, plant and equipment	297	—	1
Investments in joint ventures and associated companies	—	1,353	10
Other assets	1,326	296	38
Other liabilities	–127	–483	–224

	1,496	1,166	–175
Net gains/losses from divestments	–841	8,336	158
Less Cash and cash equivalents	–207	—	–11

Cash flow effect	448	9,502	–28

In 2013, the Company made divestments with a cash flow effect amounting to SEK 448 (9,502) million.

•

Power cables operation: On May 3, 2013, Ericsson announced an agreement with the Danish company NKT Cables to divest its power cables operation. As a result of the agreement approximately 320 employees and consultants were transferred to NKT Cables. The transaction was closed on July 1, 2013 and resulted in a loss of SEK –0.1 billion.

•	Applied Communication Sciences (ACS): On May 15, 2013, Ericsson completed the sale of ACS, the former research and engineering arm of Telcordia Technologies. It resulted in a loss of SEK –0.3 billion.

•

Ericsson’s telecom cable business in Hudiksvall: On December 1, 2013, Ericsson finalized the divestment of its telecom cable business in Hudiksvall, Sweden, to Hexatronic. The transaction resulted in a loss of SEK –0.5 billion. The divestment was made as a business transfer and the new company within the Hexatronic Group will be named Hexatronic Cables & Interconnect Systems AB. 85 former Ericsson employees were transferred to Hexatronic.

Ericsson Annual Report on Form 20-F 2013

Acquisitions 2011–2013

Company	Description	Transaction date
Airvana	A Massachusetts-based company and supplier of EVDO software to Ericsson.	Sep, 2013

Mediaroom	The leading platform for video distribution deployed with the world’s largest IPTV operators.	Sep, 2013

Telcocell	A consulting and systems integration company specializing in Business Support Systems (BSS).	Sep, 2013

Modems	Ericsson has taken on the design, development and sales of the LTE multimode thin modem solutions, including 2G, 3G and 4G interoperability.	Aug, 2013

Devoteam	A leader in Information and Communications Technology consulting with 5,000 employees in Europe, the Middle East and Africa.	Apr, 2013

ConceptWave	A Canadian OSS/BSS company. The purchase price was CAD 55 million.	Sep, 2012

Technicolor	A technology company in the media and entertainment sector. The purchase price was EUR 20 million.	Jul, 2012

BelAir	A telecom-grade Wi-Fi company based in Canada. The purchase price was USD 250 million.	Apr, 2012

Ericsson-LG	Increase of ownership from 50% plus one share, to 75%.	Mar, 2012

Telcordia	A US company developing software and services for OSS/BSS. The purchase price was USD 1.15 billion.	Jan, 2012

GDNT	An asset purchase agreement of certain assets. Enhances the Company’s existing R&D, manufacturing and services capabilities in the China region. The purchase price was RMB 357 million.	May, 2011

Nortel Multiservice Switch business (MSS)	An asset purchase agreement to acquire certain assets of Nortel’s MSS. The purchase price was USD 53 million.	Mar, 2011

Divestments 2011–2013

Company	Description	Transaction date
Telecom cable business	Divestment of the telecom cable business in Hudiksvall, Sweden, to Hexatronic. It resulted in a loss of SEK –0.5 billion.	Dec, 2013

Power cables operation	Divestment of the power cables operation to NKT Cables. The transaction resulted in a loss of SEK –0.1 billion.	Jul, 2013

Applied Communication Sciences	Sale of Applied Communication Sciences (ACS), the former research and engineering arm of Telcordia Technologies. This resulted in a loss of SEK –0.3 billion.	May, 2013

IPX	Sale of IPX to Gemalto, with a positive cash flow effect of SEK 260 million.	Sep, 2012

EDA 1500 GPON	Capital asset sale of EDA 1500 GPON portfolio with a positive cash flow effect of SEK 80 million.	Aug, 2012

Sony Ericsson	Sale of the Company’s share in Sony Ericsson (50%) to Sony, with a positive cash flow effect of SEK 9.1 billion.	Feb, 2012

Ericsson Annual Report on Form 20-F 2013

C27    LEASING

Leasing with the Company as lessee

Assets under finance leases, recorded as property, plant and equipment, consist of:

Finance leases

	2013	2012
Cost
Real estate	1,774	1,538
Machinery	3	3

	1,777	1,541

Accumulated depreciation
Real estate	–610	–601
Machinery	–3	–3

	–613	–604

Accumulated impairment losses
Real estate	–25	–35
	–25	–35

Net carrying value	1,139	902

As of December 31, 2013, future minimum lease payment obligations were distributed as follows:

Future minimum lease payment obligations

	Finance leases	Operating leases
2014	109	2,089
2015	109	1,766
2016	109	1,425
2017	108	881
2018	101	626
2019 and later	720	2,406

Total	1,256	9,193

Future finance charges1)	–291	n/a

Present value of finance lease liabilities	965	9,193

1)	Average effective interest rate on lease payables is 5.25%.

Expenses in 2013 for leasing of assets were SEK 2,517 (3,172) million, of which variable expenses comprised SEK 18 (20) million. The leasing contracts vary in length from 1 to 17 years.

The Company’s lease agreements normally do not include any contingent rents. In the few cases they occur, they relate to charges for heating linked to the oil price index. Most of the leases of real estate contain terms of renewal, giving the Company the right to prolong the agreement in question for a predefined period of time. All of the finance leases of facilities contain purchase options. Only a very limited number of the Company’s lease agreements contain restrictions on stockholders’ equity or other means of finance. The major agreement contains a restriction stating that the Parent Company must maintain a stockholders’ equity of at least SEK 25 billion.

Leases with the Company as lessor

Leasing income relates to subleasing of real estate as well as equipment provided to customers under leasing arrangements. These leasing contracts vary in length from 1 to 11 years.

At December 31, 2013, future minimum payment receivables were distributed as follows:

Future minimum payment receivables

	Finance leases	Operating leases
2014	27	112
2015	24	90
2016	2	23
2017	2	6
2018	—	4
2019 and later	—	1

Total	55	236

Unearned financial income	n/a	n/a
Uncollectible lease payments	n/a	n/a

Net investments in financial leases	n/a	n/a

Leasing income in 2013 was SEK 165 (236) million.

Ericsson Annual Report on Form 20-F 2013

C28    INFORMATION REGARDING MEMBERS OF THE BOARD OF DIRECTORS, THE GROUP MANAGEMENT AND EMPLOYEES

Remuneration to the Board of Directors

Remuneration to members of the Board of Directors

SEK	Board fees	Number of synthetic shares/ portion of Board fee	Value at grant date of synthetic shares allocated in 2013 A	Number of previously allocated synthetic shares outstanding		Net change in value of synthetic shares1) B		Committee fees	Total fees paid in cash2) C		Total remuneration 2013 (A+B+C)
Board member
Leif Johansson	3,850,000	0/0%	—	—		—		400,000	4,250,000	3)	4,250,000
Sverker Martin-Löf	900,000	0/0%	—	—		—		175,000	1,075,000	4)	1,075,000
Jacob Wallenberg	900,000	2,804/25%	224,945	9,246		150,147		175,000	850,000		1,225,092
Roxanne S. Austin	900,000	2,804/25%	224,945	28,492		716,010		175,000	850,000		1,790,955
Sir Peter L. Bonfield	900,000	0/0%	—	10,660		259,051		250,000	1,150,000		1,409,051
Nora Denzel	900,000	0/0%	—	—		—		—	900,000		900,000
Börje Ekholm	900,000	8,414/75%	674,996	31,984		762,740		175,000	400,000		1,837,736
Alexander Izosimov	900,000	2,804/25%	224,945	3,492		51,565		—	675,000	5)	951,510
Ulf J. Johansson	900,000	0/0%	—	14,720		481,454		350,000	1,250,000	6)	1,731,454
Kristin Skogen Lund	900,000	2,804/25%	224,945	—		–4,831		—	675,000		895,114
Hans Vestberg	—	—	—	—		—		—	—		—
Pär Östberg	900,000	0/0%	—	—		—		250,000	1,150,000		1,150,000
Employee Representatives
Pehr Claesson	13,500	—	—	—		—		—	13,500		13,500
Kristina Davidsson	13,500	—	—	—		—		—	13,500		13,500
Karin Åberg	12,000	—	—	—		—		—	12,000		12,000
Rickard Fredriksson	13,500	—	—	—		—		—	13,500		13,500
Karin Lennartsson	13,500	—	—	—		—		—	13,500		13,500
Roger Svensson	13,500	—	—	—		—		—	13,500		13,500

Total	12,929,500	19,630	1,574,776	98,594		2,416,136		1,950,000	13,304,500		17,295,412	7)

Total	12,929,500	19,630	1,574,776	117,312	8)	3,071,949	8)9)	1,950,000	13,304,500		17,951,225	7)

1)	The difference in value as of the time for payment, compared to December 31, 2012, for synthetic shares allocated in 2008 (for which payment was made in 2013).

The difference in value as of December 31, 2013, compared to December 31, 2012, for synthetic shares allocated in 2009, 2010, 2011 and 2012.

The difference in value as of December 31, 2013, compared to grant date for synthetic shares allocated in 2013.

The value of synthetic shares allocated in 2009, 2010, 2011 and 2012 includes respectively SEK 2.00, SEK 2.25, SEK 2.50 and SEK 2.75 per share in compensation for dividends resolved by the Annual General Meetings 2010, 2011, 2012 and 2013 and the value of the synthetic shares allocated in 2008 includes dividend compensation for dividends resolved in 2009, 2010, 2011 and 2012.

2)	Committee fee and cash portion of the Board fee.
3)	In addition, an amount corresponding to statutory social charges in respect of the part of the fee that has been invoiced through a company was paid, amounting to SEK 1,335,350.
4)	In addition, an amount corresponding to statutory social charges in respect of the part of the fee that has been invoiced through a company was paid, amounting to SEK 109,758.
5)	In addition, an amount corresponding to statutory social charges in respect of the part of the fee that has been invoiced through a company was paid, amounting to SEK 212,085.
6)	In addition, an amount corresponding to statutory social charges in respect of the part of the fee that has been invoiced through a company was paid, amounting to SEK 127,625.
7)	Excluding social security charges to the amount of SEK 4,746,168.
8)	Including synthetic shares previously allocated to the former Directors Nancy McKinstry and Michelangelo Volpi.
9)	Including synthetic shares previously allocated to the former Director Carl-Henric Svanberg, where the difference in value is the difference as of the time for payment, compared to December 31, 2012.

Comments to the table

•	The Chairman of the Board was entitled to a Board fee of SEK 3,850,000 and a fee of SEK 200,000 for each Board Committee on which he served as Chairman.

•

The other Directors elected by the Annual General Meeting were entitled to a fee of SEK 900,000 each. In addition, the Chairman of the Audit Committee was entitled to a fee of SEK 350,000 and the other non-employee members of the Audit Committee were entitled to a fee of SEK 250,000 each. The Chairmen of the Finance and Remuneration Committees were entitled to a fee of SEK 200,000 each and the other non-employee members of the Finance and the Remuneration Committees were entitled to a fee of SEK 175,000 each.

•

Members of the Board, who are not employees of the Company, have not received any remuneration other than the fees and synthetic shares as above. None of the Directors have entered into a service contract with the Parent Company or any of its subsidiaries, providing for termination benefits.

•

Members and deputy members of the Board who are Ericsson employees received no remuneration or benefits other than their entitlements as employees and a fee to the employee representatives and their deputies of SEK 1,500 per attended Board meeting.

•

Board members invoicing for the amount of the Board and Committee fee through a company may add to the invoice an amount corresponding to social charges. The social charges thus included in the invoiced amount are not higher than the general payroll tax that would otherwise have been paid by the Company. The entire amount, i.e. the cash portion of the Board fee and the Committee fee, including social charges, constitutes the invoiced Board fee.

•	The Annual General Meeting 2013 resolved that non-employee Directors may choose to receive the Board fee (i.e. exclusive of

Ericsson Annual Report on Form 20-F 2013

Committee fee) as follows: i) 25% of the Board fee in cash and 75% in the form of synthetic shares, with a value corresponding to 75% of the Board fee at the time of allocation, ii) 50% in cash and 50% in the form of synthetic shares, or iii) 75% in cash and 25% in the form of synthetic shares. Directors may also choose not to participate in the synthetic share program and receive 100% of the Board fee in cash. Committee fees are always paid in cash.

The number of synthetic shares allocated is based on a volume-weighed average of the market price of Ericsson Class B shares on the NASDAQ OMX Stockholm exchange during the five trading days immediately following the publication of Ericsson’s interim report for the first quarter 2013: SEK 80.223. The number of synthetic shares is rounded down to the nearest whole number of shares.

The synthetic shares are vested during the Directors’ term of office and the right to receive payment with regard to the allocated synthetic shares occurs after the publication of the Company’s year-end financial statement during the fifth year following the Annual General Meeting which resolved on the synthetic share program, i.e. in 2018. The amount payable shall be determined based on the volume-weighed average price for shares of Class B during the five trading days immediately following the publication of the year-end financial statement.

Synthetic shares were allocated to members of the Board for the first time in 2008 and have been allocated annually since then on equal terms and conditions. Payment based on synthetic shares, under the main rule, occurred for the first time in 2013 with respect to the synthetic shares allocated in 2008. In 2013, advance payment was also made to the former Director Carl-Henric Svanberg with respect to his synthetic shares, all in accordance with the terms and conditions for the synthetic shares. The amounts paid in 2013 under the synthetic share programs were determined based on the volume-weighed average price for shares of Class B during the five trading days immediately following the publication of the year-end financial statements for 2012: SEK 77.05 and totalled SEK 3,562,958, excluding social security charges. The payments made do not constitute a cost for the Company in 2013. The Company’s costs for the synthetic shares have been disclosed each year and the net change in value of the synthetic shares for which payment was made in 2013, is disclosed in the table “Remuneration to members of the Board of Directors” on page 87.

The value of all outstanding synthetic shares fluctuates in line with the market value of Ericsson’s Class B share and may differ from year to year compared to the original value on their respective grant dates. The change in value of the outstanding synthetic shares is established each year and affects the total recognized costs that year. As of December 31, 2013, the total outstanding number of synthetic shares under the programs is 136,942 and the total accounted debt is SEK 11,494,790 (including synthetic shares previously allocated to the former Directors Nancy McKinstry and Michelangelo Volpi). In accordance with the terms and conditions for the synthetic shares, the time for payment to the former Director Michelangelo Volpi has, on his request, been advanced, to occur after the publication of the year-end financial statements for 2013.

Remuneration to the Group management

The Company’s costs for remuneration to the Group management are the costs recognized in the Income statement during the fiscal year. These costs are disclosed under “Remuneration costs” below.

Costs recognized during a fiscal year in the Income statement are not fully paid by the Company at the end of the fiscal year. The unpaid amounts that the Company has in relation to the Group management are disclosed under “Outstanding balances.”

Remuneration costs

The total remuneration to the President and CEO and to other members of the Group management, consisting of the Executive Leadership Team (ELT), includes fixed salary, short-term and long-term variable compensation, pension and other benefits. These remuneration elements are based on the guidelines for remuneration to Group management as approved by the Annual General Meeting held in 2013: see the approved guidelines in section “Guidelines for remuneration to Group management 2013.”

Remuneration costs for the President and CEO and other members of Executive Leadership Team (ELT)

SEK	The President and CEO 2013	The President and CEO 2012	Other members of ELT 2013	Other members of ELT 2012	Total 2013	Total 2012
Salary	13,177,080	12,573,233	90,320,536	76,973,215	103,497,616	89,546,448
Costs for annual variable remuneration earned in 2013 to be paid in 2014	3,256,151	3,972,247	22,880,144	21,877,700	26,136,295	25,849,947
Long-term variable compensation provision	8,184,603	6,439,873	9,066,127	6,472,215	17,250,731	12,912,088
Pension costs	6,847,596	6,491,713	22,971,876	22,865,674	29,819,473	29,357,387
Other benefits	68,704	123,612	5,370,876	4,431,160	5,439,579	4,554,772
Social charges and taxes	9,368,485	9,114,641	26,838,704	22,877,888	36,207,190	31,992,529

Total	40,902,620	38,715,319	177,448,263	155,497,852	218,350,883	194,213,171

Comments to the table

•

During 2013 there were three Executive Vice Presidents, who have been appointed by the Board of Directors. None of them has acted as deputy to the President and CEO during the year. The Executive Vice Presidents are included in the group “Other members of ELT.”

•

The group “Other members of ELT” comprises the following persons: Per Borgklint, Bina Chaurasia, Ulf Ewaldsson, Jan Frykhammar, Douglas L. Gilstrap, Nina Macpherson, Magnus Mandersson, Helena Norrman, Mats H. Olsson, Rima Qureshi, Angel Ruiz, Anders Thulin (from October 1), Johan Wibergh and Jan Wäreby.

•	The salary stated in the table for the President and CEO and other members of the ELT includes vacation pay paid during 2013 as well as other contracted compensation expensed in 2013.

•	“Long-term variable compensation provision” refers to the compensation costs during 2013 for all outstanding share- based plans.

•	For a description of compensation cost, including accounting treatment, see Note C1, “Significant accounting policies,” section Share-based compensation to employees and the Board of Directors.

•

For the President and CEO and other members of the ELT employed in Sweden before 2011, a supplementary plan is applied in addition to the occupational pension plan for salaried staff on the Swedish labor market (ITP) with pension payable from the age of 60 years. These pension plans are not conditional upon future employment at Ericsson.

Ericsson Annual Report on Form 20-F 2013

Outstanding balances

The Company has recognized the following liabilities relating to unpaid remunerations in the Balance sheet:

•

Ericsson’s commitments for defined benefit based pensions as of December 31, 2013 under IAS 19 amounted to SEK 5,232,263 for the President and CEO which includes ITP plan and temporary disability and survivor’s pension. For other members of the ELT the Company’s commitments amounted to SEK 26,593,686 of which SEK 19,250,106 refers to the ITP plan and the remaining SEK 7,343,579 to temporary disability and survivor’s pensions.

•	For previous Presidents and CEOs, the Company has made provisions for defined benefit pension plans in connection with their active service periods within the Company.

•	Deferred salary, earned in 2013 or earlier, to be paid 12 months after period end or later, amounts to SEK 17,476,898.

Maximum outstanding matching rights

As of December 31, 2013 Number of Class B shares	The President and CEO	Other members of the ELT
Stock Purchase Plans 2010, 2011, 2012 and 2013 and Executive Performance Stock Plans 2010, 2011, 2012 and 2013	482,927	566,509

Comments to the table

•	For the definition of matching rights, see the description in section “Long-term variable compensation”.

•	Matching result of 100% is included for the 2010 plan.

•	Cash conversion target for 2012 and 2013 was reached, but not reached in 2011.

•	During 2013, the President and CEO received 88,002 matching shares and other members of the ELT 149,646 matching shares.

Guidelines for remuneration to Group management 2013

For Group Management consisting of the Executive Leadership Team, including the President and CEO, total remuneration consists of fixed salary, short- and long-term variable compensation, pension and other benefits.

The following guidelines apply for the remuneration to the Executive Leadership Team:

•

Variable remuneration is through cash and stock-based programs awarded against specific business targets derived from the long-term business plan approved by the Board of Directors. Targets may include financial targets at either Group or unit level, operational targets, employee engagement targets and customer satisfaction targets.

•	All benefits, including pension benefits, follow the competitive practice in the home country taking total compensation into account. The retirement age is normally 60 to 65 years of age.

•

By way of exception, additional arrangements can be made when deemed necessary. An additional arrangement can be renewed but each such arrangement shall be limited in time and shall not exceed a period of 36 months and twice the remuneration that the individual would have received had no additional arrangement been made.

•

The mutual notice period may be no more than six months. Upon termination of employment by the Company, severance pay amounting to a maximum of 18 months’ fixed salary is paid. Notice of termination given by the employee due to significant structural changes, or other events that in a determining manner affect the content of work or the conditions for the position, is equated with notice of termination served by the Company.

Long-Term Variable compensation

The Stock Purchase Plan

The Stock Purchase Plan is designed to offer an incentive for all employees to participate in the Company where practicable, which is consistent with industry practice and with our ways of working. For the 2013 plan, employees are able to save up to 7.5% of their gross fixed salary (President and CEO can save up to 10% of their gross fixed salary and short-term variable remuneration) for purchase of Class B contribution shares at market price on NASDAQ OMX Stockholm or American Depositary Shares (ADSs) on NASDAQ New York (contribution shares) during a 12-month period (contribution period). If the contribution shares are retained by the employee for three years after the investment and their employment with the Ericsson Group continues during that time, the employee’s shares will be matched with a corresponding number of Class B shares or ADSs free of consideration. Employees in 100 countries participate in the plans.

The table below shows the contribution periods and participation details for ongoing plans as of December 31, 2013.

Stock purchase plans

Plan	Contribution period	Number of participants at launch	Take-up rate–percent of eligible employees
Stock Purchase plan 2010	August 2010–July 2011	22,000	27%
Stock Purchase plan 2011	August 2011–July 2012	24,000	30%
Stock Purchase plan 2012	August 2012–July 2013	27,000	28%
Stock Purchase plan 2013	August 2013–July 2014	29,000	29%

Participants save each month, beginning with the August payroll, towards quarterly investments. These investments (in November, February, May and August) are matched on the third anniversary of each such investment, subject to continued employment, and hence the matching spans over two financial years and two tax years.

The Key Contributor Retention Plan

The Key Contributor Retention Plan is part of Ericsson’s talent management strategy and is designed to give recognition for performance, critical skills and potential as well as to encourage retention of key employees. Under the program, up to 10% of employees (2013 plan: up to 9,300 employees) are selected through a nomination process that identifies individuals according to performance, critical skills and potential. Participants selected obtain one extra matching share in addition to the ordinary one matching share for each contribution share purchased under the Stock Purchase Plan during a 12-month period.

Ericsson Annual Report on Form 20-F 2013

Executive Performance Stock Plans

	Executive Performance Stock Plan
	20131)	2012	2011	2010
Base year EPS2)				1.14
Target average annual EPS growth range3)				5% to 15%
Matching share vesting range4)	0.67 to 4	0.67 to 4	0.67 to 4	0.67 to 4
	1 to 6	1 to 6	1 to 6	1 to 6
	1.5 to 9	1.5 to 9	1.5 to 9	1.5 to 9
Maximum opportunity as percentage of fixed salary5)	30%	30%	30%	30%
	45%	45%	45%	45%
	162%	162%	162%	162%

1)	Targets for Executive Performance Stock Plans 2011 to 2013 are described in the next table.
2)	For 2010 plan the sum of four quarters up to December 31, 2010.
3)	EPS range determined by average EPS of the 12 quarters to the end of the performance period and corresponding growth targets.
4)	Corresponding to EPS range (no Performance Share Plan matching below this range). Matching shares per contribution share invested in addition to Stock Purchase Plan matching according to program of up to 4, 6 or 9 matching shares.
5)	At full investment, full vesting and constant share price. Excludes Stock Purchase Plan matching.

Executive Performance Stock Plan targets

	Base year value SEK billion	Year 1		Year 2		Year 3
2013
Growth (Net sales growth)	227.8		Compound annual growth rate of 2–8%
Margin (Operating income growth)1)	18.5		Compound annual growth of 5–15%
Cash Flow (Cash conversion)	—	≥	70%	≥	70%	≥	70%
2012
Growth (Net sales growth)	226.9		Compound annual growth rate of 2–8%
Margin (Operating income growth)	17.9		Compound annual growth of 5–15%
Cash Flow (Cash conversion)	—	≥	70%	≥	70%	≥	70%

1)	Base year 2012 excludes a non-cash charge for ST-Ericsson

Executive Performance Stock Plan targets

	Base year value SEK billion	Year 1	Year 2	Year 3
2011
Growth (Net sales growth)	203.3	Compound annual growth rate of 4–10%
Margin (Operating income growth)2)	23.7	Compound annual growth of 5–15%
Cash Flow (Cash conversion)	—	≥ 70%	≥ 70%	≥ 70%

2)	Base year 2010 excludes restructuring charges

The Executive Performance Stock Plan

The Executive Performance Stock Plan is designed to focus management on driving earnings and provide competitive remuneration. Senior managers, including ELT, are selected to obtain up to four or six extra shares (performance matching shares) in addition to the ordinary one matching share for each contribution share purchased under the Stock Purchase Plan. Up to 0.5% of employees (2013 plan: up to 400 executives) are offered participation in the plan. The President and CEO can save up to 10% of gross fixed salary and short-term variable compensation, and may obtain up to nine performance-matching shares in addition to the Stock Purchase Plan matching share for each contribution share.

The performance matching for the 2010 plan is subject to the fulfillment of a performance target of average annual Earnings per Share (EPS) growth. The performance targets changed from EPS targets to targets linked to the business strategy as from 2011.

The tables above show all Executive Performance Stock Plans as of December 31, 2013.

Shares for all plans

		Stock Purchase Plan, Key Contributor Retention Plan and Executive Performance Stock Plans
Plan (million shares)		2013		2012		2011		2010		2009		Total
Originally designated	A	26.6		26.2		19.4		19.4		22.4		114.0
Outstanding beginning of 2013	B	0.0		4.4		13.5		9.2		6.0		33.1
Awarded during 2013	C	3.2		9.0		0.0		0.0		0.0		12.2
Exercised/matched during 2013	D	0.0		0.4		0.5		2.8		5.9		9.6
Forfeited/expired during 2013	E	0.0		0.5		0.6		0.4		0.1		1.6
Outstanding end of 20131)	F=B+C–D–E	3.2		12.5		12.4		6.0		0.0		34.1
Compensation costs charged during 2013 (SEK million)	G	6	2)	108	2)	124	2)	124	2)	26	2)	388	3)

1)	Shares under the Executive Performance Stock Plans were based on the fact that the 2009 plan lapsed and that the 2010 plan was fully vested. For the other ongoing plans, full vesting is estimated.
2)	Fair value is calculated as the share price on the investment date, reduced by the net present value of the dividend expectations during the three-year vesting period. Net present value calculations are based on data from external party. Fair value is also adjusted for participants failing to keep hold of their contribution shares during the vesting period. For shares under the Executive Performance Stock Plans, the company makes a forecast for the fulfillment of the financial targets for all ongoing plans except for 2009 and 2010 plans as disclosed under 1) when calculating the compensation cost. Fair value of the Class B share at each investment date during 2013 was: February 15 SEK 70.50, May 15 SEK 74.42, August 15 SEK 70.99 and November 15 SEK 73.93.
3)	Total compensation costs charged during 2012: SEK 405 million, 2011: SEK 413 million.

Shares for all plans

All plans are funded with treasury stock and are equity settled. Treasury stock for all plans has been issued in directed cash issues of Class C shares at the quotient value and purchased under a public offering at the subscription price plus a premium corresponding to the subscribers’ financing costs, and then converted to Class B shares.

For all plans, additional shares have been allocated for financing of social security expenses. Treasury stock is sold on the NASDAQ OMX Stockholm to cover social security payments when arising due to matching of shares. During 2013, 1,121,900 shares were sold at an average price of SEK 80.19. Sales of shares are recognized directly in equity.

If, as of December 31, 2013, all shares allocated for future matching under the Stock Purchase Plan were transferred, and shares

Ericsson Annual Report on Form 20-F 2013

designated to cover social security payments were disposed of as a result of the exercise and the matching, approximately 64 million Class B shares would be transferred, corresponding to 2.0% of the total number of shares outstanding, or 3,231 million not including treasury stock. As of December 31, 2013, 74 million Class B shares were held as treasury stock.

The table on page 90 shows how shares (representing matching rights but excluding shares for social security expenses) are being used for all outstanding plans. From up to down the table includes (A) the number of shares originally approved by the Annual General Meeting; (B) the number of originally designated shares that were outstanding at the beginning of 2013; (C) the number of shares awards that were granted during 2013; (D) the number of shares matched during 2013; (E) the number of shares forfeited by participants or expired under the plan rules during 2013; and (F) the balance left as outstanding at the end of 2013, having added new awards to the shares outstanding at the beginning of the year and deducted the shares related to awards matched, forfeited and expired. The final row (G) shows the compensation costs charged to the accounts during 2013 for each plan, calculated as fair value in SEK.

For a description of compensation cost, including accounting treatment, see Note C1, “Significant accounting policies,” section Share-based compensation to employees and the Board of Directors.

Employee numbers, wages and salaries

Employee numbers

Average number of employees

	2013			2012
	Women	Men	Total	Women	Men	Total
North America	3,234	12,060	15,294	3,479	12,607	16,086
Latin America	2,216	9,562	11,778	2,137	9,230	11,367
Northern Europe & Central Asia1)2)	5,523	15,519	21,042	5,746	15,351	21,097
Western & Central Europe2)	3,802	8,263	12,065	1,790	9,463	11,253
Mediterranean2)	2,865	9,793	12,658	2,966	10,064	13,030
Middle East	566	4,820	5,386	617	4,603	5,220
Sub-Saharan Africa	364	1,704	2,068	548	1,672	2,220
India	2,586	15,042	17,628	2,137	11,924	14,061
North East Asia	4,308	10,108	14,416	4,191	9,584	13,775
South East Asia & Oceania	1,061	3,234	4,295	1,175	3,474	4,649

Total	26,525	90,105	116,630	24,786	87,972	112,758

1) Of which in Sweden	4,118	12,972	17,090	4,232	13,337	17,569
2) Of which in EU	11,703	31,729	43,432	9,911	33,581	43,492

Number of employees by region at year-end

	2013	2012
North America	14,931	15,501
Latin America	11,445	11,219
Northern Europe & Central Asia1)2)	21,892	21,211
Western & Central Europe2)	11,530	11,257
Mediterranean2)	12,314	12,205
Middle East	3,752	3,992
Sub-Saharan Africa	2,084	2,014
India	17,622	14,303
North East Asia	14,503	14,157
South East Asia & Oceania	4,267	4,396
Total	114,340	110,255

1) Of which in Sweden	17,858	17,712
2) Of which in EU	43,421	42,872

Number of employees by gender and age at year-end 2013

	Women	Men	Percent of total
Under 25 years old	1,737	3,285	5%
25–35 years old	9,634	34,966	39%
36–45 years old	7,781	29,895	33%
46–55 years old	4,133	16,830	18%
Over 55 years old	1,298	4,781	5%
Percent of total	21%	79%	100%

Employee movements

	2013	2012
Head count at year-end	114,340	110,255
Employees who have left the Company	13,025	12,280
Employees who have joined the Company	17,110	18,010
Temporary employees	493	766

Employee wages and salaries

Wages and salaries and social security expenses

(SEK million)	2013	2012
Wages and salaries	48,533	48,428
Social security expenses	16,531	15,672
Of which pension costs	4,426	2,762

Amounts related to the President and CEO and the Executive Leadership Team are included.

Remuneration to Board members and Presidents in subsidiaries

(SEK million)	2013	2012
Salary and other remuneration	294	243
Of which annual variable remuneration	40	33
Pension costs	23	27

Ericsson Annual Report on Form 20-F 2013

Board members, Presidents and Group management by gender at year end

	2013		2012
	Women	Men	Women	Men
Parent Company
Board members and President	25%	75%	27%	73%
Group Management	29%	71%	29%	71%
Subsidiaries
Board members and Presidents	27%	73%	12%	88%

C29    RELATED PARTY TRANSACTIONS

During 2013, various related party transactions were executed pursuant to contracts based on terms customary in the industry and negotiated on an arm’s length basis. For information regarding equity and Ericsson’s share of assets, liabilities and income in joint ventures and associated companies, see Note C12, “Financial assets, non-current.” For information regarding transactions with senior management, see Note C28, “Information regarding members of the Board of Directors, the Group management and employees.”

ST-Ericsson

ST-Ericsson was formed in 2009 as a joint venture equally owned by Ericsson and STMicroelectronics. In early 2013, the parents agreed to split up and close the joint venture. The company ST-Ericsson is winding down and all business has been transferred to parents or divested during 2013. Ericsson has taken over assets and liabilities in the design, development and sales of the thin LTE multi-mode modem solution with a net value of SEK 1.1 billion. The Purchase price allocation related to this acquisition is preliminary. The acquired business is now consolidated into Ericsson in the new segment Modems. For further information, see Note C3, “Segment information” and Note C26 “Business combinations.”

During 2013, Ericsson had no sales to, and purchases from, ST-Ericsson in the course of ordinary business, only transactions related to the winding down described above. Therefore, the descriptions below refers to the years 2011 and 2012. The major transactions in 2011 and 2012 were as follows:

•	Sales: Ericsson provides ST-Ericsson with services in the areas of R&D, HR, IT and facilities.

•	Purchases: A major part of Ericsson’s purchases from ST-Ericsson consists of chipsets and R&D services.

ST-Ericsson

	20131)	2012	2011
Related party transactions
Sales	—	138	182
Purchases	—	634	781

Related party balances
Receivables	—	127	51
Liabilities	—	—	24

1)	See text above for further information.

Ericsson does not have any contingent liabilities, assets pledged as collateral or guarantees towards ST-Ericsson.

C30    FEES TO AUDITORS

Fees to auditors

	PwC	Others	Total
2013
Audit fees	75	7	82
Audit-related fees	12	—	12
Tax services fees	12	3	15
Other fees	15	1	16

Total	114	11	125

2012
Audit fees	82	5	87
Audit-related fees	15	—	15
Tax services fees	16	3	19
Other fees	10	10	20

Total	123	18	141

2011
Audit fees	77	9	86
Audit-related fees	10	—	10
Tax services fees	20	3	23
Other fees	16	—	16

Total	123	12	135

During the period 2011–2013, in addition to audit services, PwC provided certain audit-related services, tax and other services to the Company. The audit-related services include quarterly reviews, ISO audits, SSAE 16 reviews and services in connection with the issuing of certificates and opinions and consultation on financial accounting. The tax services include general expatriate services and corporate tax compliance work. Other services include, work related to acquisitions, operational effectiveness and assessments of internal control.

Audit fees to other auditors largely consist of local statutory audits.

C31    CONTRACTUAL OBLIGATIONS

Contractual obligations 2013

	Payment due by period
SEK billion	<1 year	1–3 years	3–5 years	>5 years	Total
Long-term debt1)2)	6.5	3.1	5.6	13.5	28.7
Finance lease obligations3)	0.1	0.2	0.3	0.7	1.3
Operating leases3)	2.1	3.2	1.5	2.4	9.2
Other non-current liabilities	0.1	0.2	0.1	1.1	1.5
Purchase obligations4)	5.4	—	—	—	5.4
Trade payables	20.5	—	—	—	20.5
Commitments for customer finance5)	6.4	—	—	—	6.4
Total	41.1	6.7	7.5	17.7	73.0

1)	Including interest payments.
2)	See Note C20, “Financial risk management and financial instruments.”
3)	See Note C27, “Leasing.”
4)	The amounts of purchase obligations are gross, before deduction of any related provisions.
5)	See also Note C14, “Trade receivables and customer finance.”

For information about financial guarantees, see Note C24, “Contingent liabilities.”

Except for those transactions described in this report, the Company has not been a party to any material contracts over the past three years other than those entered into during the ordinary course of business.